Execution Copy
Exhibit 10.1

Confidential Treatment Requested

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AMENDED AND RESTATED
 PRIVATE LABEL CREDIT CARD PLAN AGREEMENT
BETWEEN
WORLD FINANCIAL NETWORK BANK
AND
STAGE STORES, INC.
SPECIALTY RETAILERS, INC.

DATED AS OF AUGUST 8, 2012

Table of Contents
Page
Section 1. DEFINITIONS	2
1.1 Certain Definitions	2
1.2 Other Definitions	16
1.3 Additional Points of Interpretation	16
Section 2. ESTABLISHMENT OF THE PLAN	17
2.1 Establishment and Operation of the Plan	17
2.2 Honoring Credit Cards	17
2.3 Credit Card Agreement	17
2.4 Marketing and Promotion of Plan	17
2.5 Non-Competition	18
Section 3. OPERATION OF THE PLAN	18
3.1 Plan Committee	18
3.2 Plan Teams	18
3.3 Operating Procedures	18
3.4 Plan Documents (Forms and Collateral)	19
3.5 Applications for Credit Under the Plan; Internet Features	21
3.6 Credit Decisions	23
3.7 Floor Limits	23
3.8 Servicing and Collections	24
3.9 Customer Service	24
3.10 Loyalty Programs	26
3.11 Ancillary Products	27
3.12 Cardholder Payments on Accounts	29
3.13 Ownership of Accounts and Information	30
3.14 Cardholder Communications; Inserts	34
3.15 Communications and Systems Changes	35
3.16 Reports	35
3.17 New Businesses	35
3.18 Sale of Businesses	44
3.19 Secondary Provider Programs	46
Section 4. INTELLECTUAL PROPERTY	46
4.1 Parties' Marks	46
i

4.2 Intellectual Property	48
Section 5. SETTLEMENT AND CHARGEBACKS	49
5.1 Settlement	49
5.2 Offset	49
5.3 Transaction Records	50
5.4 Chargebacks	50
5.5 Exercise of Chargebacks	51
5.6 Cardholder Disputes	52
5.7 No Special Agreements	52
Section 6. FINANCIAL TERMS	52
6.1 Plan Economics	52
6.2 Payment Method	52
Section 7. REPRESENTATIONS AND WARRANTIES OF STAGE	52
7.1 Organization, Power and Qualification	52
7.2 Authorization, Validity and Non-Contravention	53
7.3 Validity of Transaction Records	53
7.4 Compliance with Law	54
7.5 Stage Marks	54
7.6 Intellectual Property Rights	54
7.7 Litigation	54
Section 8. COVENANTS OF STAGE	55
8.1 Notices of Changes	55
8.2 Financial Statements	55
8.3 Access Rights	55
8.4 Data Accuracy	56
8.5 Insurance	56
8.6 Commitment of SSI	56
8.7 Business Continuation/Disaster Recovery Plan	56
Section 9. REPRESENTATIONS AND WARRANTIES OF BANK	57
9.1 Organization, Power and Qualification	57
9.2 Authorization, Validity and Non-Contravention	57
9.3 Compliance with Law	58
9.4 Intellectual Property Rights	58
9.5 Litigation	58

Section 10. COVENANTS OF BANK	58
10.1 Notices of Changes	58
10.2 Financial Statements	59
10.3 Access Rights	59
10.4 Bank's Business	60
10.5 Data Accuracy	60
10.6 Insurance	60
10.7 Business Continuation/Disaster Recovery Plan	60
Section 11. INDEMNIFICATION	60
11.1 Indemnification Obligations	60
11.2 LIMITATION ON LIABILITY	62
11.3 NO WARRANTIES	62
11.4 Notification of Indemnification; Conduct of Defense	62
Section 12. TERM, EXPIRATION AND TERMINATION	63
12.1 Term and Expiration	63
12.2 Termination with Cause by Bank; Bank Termination Events	63
12.3 Termination with Cause by Stage; Stage Termination Events	65
12.4 Purchase of Accounts	67
12.5 Performance During the Wind-down Period	67
Section 13. MISCELLANEOUS	67
13.1 Entire Agreement	67
13.2 Coordination of Public Statements	68
13.3 Amendment	69
13.4 Successors and Assigns	69
13.5 Waiver	69
13.6 Severability	69
13.7 Notices	69
13.8 Captions and Cross-References	70
13.9 Governing Law	70
13.10 Counterparts	70
13.11 Force Majeure	70
13.12 Relationship of Parties	71
13.13 Survival	71
13.14 Mutual Drafting	71

13.15 Independent Contractor	72
13.16 No Third Party Beneficiaries	72
13.17 Confidentiality and Security Control	72
13.18 Taxes	77
13.19 Dispute Resolution	78

List of Schedules
Schedule 1.1(a) Bank Marks
Schedule 1.1(b) Stage Marks
Schedule 1.1(c) Initial Operating Procedures
Schedule 1.3(e) Measurement Period Summary
Schedule 2.3 Summary of Rates and Fees
Schedule 2.4(b) Marketing Promotions
Schedule 2.4(c) Bank's Marketing Commitments
Schedule 2.5 Non-Competition
Schedule 3.1 Plan Committee
Schedule 3.2 Plan Teams
Schedule 3.3 Operating Procedures
Schedule 3.5(e) Penetration Rate/Value Proposition
Schedule 3.6 Credit Decisions
Schedule 3.8(c) Service Level Standards
Schedule 3.9(d) Cardholder Satisfaction Survey
Schedule 3.11(a) Protection Programs
Schedule 3.11(b) Bank Enhancement Marketing Services
Schedule 3.11(d) Stage Recurring Billing Programs
Schedule 3.13 Master File Information and Credit Card Application File Information
Schedule 3.15(a) Technology and Systems
Schedule 3.16 Bank Reports
Schedule 3.19 Secondary Provider Programs
Schedule 6.1 Plan Economics
Schedule 8.5 Stage Insurance
Schedule 10.6 Bank Insurance
Schedule 12.2(d) Additional Bank Termination Events
Schedule 12.2(f) Arbitration Procedures
Schedule 12.3(f)Additional Stage Termination Events
Schedule 12.3(g) Additional Stage Termination Events
Schedule 12.4 Purchase of Accounts
Schedule 13.4 Successors and Assigns

AMENDED AND RESTATED
 PRIVATE LABEL CREDIT CARD PLAN AGREEMENT
THIS AMENDED AND RESTATED PRIVATE LABEL CREDIT CARD PLAN AGREEMENT is entered into as of this 8th day of August, 2012 to be effective as of the 1st day of August, 2012 (the "Effective Date"), by and between STAGE STORES, INC., a Nevada corporation (hereinafter referred to as "SSI") and SPECIALTY RETAILERS, INC., a Texas corporation (hereinafter referred to as "SRI"), each with its principal office at 10201 Main Street, Houston, Texas 77025 (with  SSI & SRI hereinafter collectively referred to as "Stage"), and WORLD FINANCIAL NETWORK  BANK, with its principal office at One Righter Parkway, Suite #100, Wilmington, Delaware, 19803 (hereinafter referred to as "Bank").
WITNESSETH:
WHEREAS, Stage and Bank entered into that certain Amended and Restated Private Label Credit Card Program Agreement dated March 5th, 2004 and various subsequent amendments thereto (as amended, the "2004 Agreement"), pursuant to which Stage requested Bank to, and Bank agreed to, extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Stage and Stage's stores and to issue Credit Cards to such individuals under the names of Stage, Bealls, Palais Royal, Goody's, Peebles, and Steele's; and
WHEREAS, each party desires to terminate the 2004 Agreement in its entirety and agrees that it shall be superseded by, and restated and amended in, this Agreement, pursuant to which Bank, among other things, will continue to extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Stage through its Sales Channels and to issue Credit Cards to qualifying individuals under the Stage Nameplates; and
WHEREAS, Bank will continue to own all the Accounts, and Cardholder payments would be made to Bank as provided in this Agreement; and
WHEREAS, Bank will operate the Plan subject to the terms and conditions as more fully set forth herein;
NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Stage and Bank agree as follows:

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SECTION 1. DEFINITIONS
            1.1  Certain Definitions.  As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

"2004 Agreement" shall have the meaning set forth in the recitals on Page 1 of this Agreement.
"Account" shall mean an open-end revolving line of credit established by Bank for a Customer for personal, family or household purposes pursuant to the terms of a Credit Card Agreement under a Stage Nameplate.  By way of clarification, "Accounts", as defined under the 2004 Agreement and opened thereunder, are also considered Accounts for purposes of this Agreement.
"Accounts Receivable" shall mean, as to any Account at the time of reference, any and all amounts owing on such Account, including, without limitation, principal balances from Purchases, fees related to Protection Programs, Bank Enhancement Marketing Services and Stage Recurring Billing Programs, accrued finance charges (whether or not posted or billed to an Account), late fees, and all other fees and charges assessed on the Account, less any payments received by Bank and credits issued by Bank with respect to the Account.  This definition specifically excludes any amounts which have been written-off by Bank with respect to such Account.
"ACH" shall mean a payment made through the Automated Clearing House network.
"Adjusted Net  Yield" shall have the meaning set forth in Schedule 6.1.
"ADS" shall mean Alliance Data Systems Corporation and any successor thereto.
"Affected Party" shall have the meaning set forth in Section 13.17(e)(ii).
"Affiliate" shall mean with respect to a party, or ADS, any entity that is owned by, owns, or is under common Control with such party.
"Agreement" shall mean this Amended and Restated Private Label Credit Card Plan Agreement, including any schedules, exhibits, addenda, and future amendments and supplements hereto.
"Ancillary Income" shall have the meaning set forth in Schedule 6.1.
"Annual Portfolio Performance Bonus" shall have the meaning set forth in Schedule 6.1.
"Applicable Law" shall mean any applicable federal, state or local law, rule, or regulation.
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"Applicant" shall mean an individual who applies for an Account under the Plan.
"Application Approval Rate" shall have the meaning set forth in Schedule 3.6.
 "Applications Per Store Average" shall have the meaning set forth in Schedule 3.5(e).
"Application Per Store Target Average" shall have the meaning set forth in Schedule 3.5(e).
"Average Annual Accounts Receivable" shall have the meaning set forth in Schedule 6.1.
"Average Credit Limit" shall have the meaning set forth in Schedule 3.6.
"Bank" shall mean the party to this Agreement identified as "Bank" in the first paragraph on Page 1 of this Agreement.
"Bank Cardholder Information" shall have the meaning set forth in Section 3.13(d)(i).
"Bank Designees" shall have the meaning set forth in Schedule 3.1.
"Bank Enhancement Marketing Services" shall have the meaning set forth in Section 3.11(b).
"Bank Indemnified Parties" shall have the meaning set forth in Section 11.1(a).
"Bank Mark" shall mean a trademark, service mark, or trade name owned by or licensed (and capable of being sublicensed) to Bank and designated by Bank to Stage for use in connection with the Plan.  As of the Effective Date, the Bank Marks designated for use in connection with the Plan are set forth on Schedule 1.1(a).
"Bank Matters" shall mean those Plan Committee Matters identified as Bank Matters on Schedule 3.1.
"Bank Performance Bonus" shall have the meaning set forth in Schedule 6.1.
"Bank Termination Event" shall have the meaning set forth in Section 12.2.
"Batch Prescreen" shall mean a process where Bank's offer of credit is made to certain Customers prequalified by Bank (per its credit criteria and risk management policies), in a batch mode (often but not exclusively within a direct-to-consumer environment).

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"Billing Statement" shall mean Bank's periodic statement listing the amounts of Purchases made, credits received, and other information, as required by Applicable Law and/or deemed desirable by Bank.
"Business Day" shall mean any day, except Saturday, Sunday or a day on which banks in Delaware are required to be closed under Applicable Law.
"Cardholder" shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.
"Cardholder Fees" shall have the meaning set forth in Schedule 6.1.
"Cardholder Loyalty Program" shall have the meaning set forth in Section 3.10(a).
"Change in Control" shall have the meaning set forth in Schedule 13.4.
"Charge Slip" shall mean a sales receipt, invoice or other documentation, whether in hard copy or electronic form (such as, but not limited to, that which is part of a Transaction Record), and in each case evidencing a Purchase that is to be charged to a Cardholder's Account.
"Collateral" shall have the meaning set forth in Section 3.4(c).
"Competitive Credit Program" shall mean any non-Bank credit issuance arrangement dealing with the extension of credit and repayment of debt extended to Customers in the United States (provided directly by Stage or indirectly through an arrangement of Stage with a third party issuer).  By way of clarification, a credit issuance arrangement in connection with a website or other non-physical sales channel shall not be considered a Competitive Credit Program unless it is targeted to United States consumers.  By way of further clarification, the following are not "Competitive Credit Programs": debit payment programs (card-based or card-less), stored value cards, prepaid cards, payroll cards, gift cards/certificates, coupons, or mail-in rebate offers that can be used to purchase Goods and/or Services.

"Consumer Personal Information" shall mean non-public personal information regarding Applicants, Customers, and Cardholders, including but not limited to Account information, information related to transactions conducted by Customers or Cardholders, consumer reports, and information derived from consumer reports, that is subject to protection under Applicable Law.
"Control" shall mean  the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of any entity.
"CPI" shall have the meaning set forth on Schedule 6.1.

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"CPR" shall have the meaning set forth on Schedule 12.2(f).
"CPR Rules" shall have the meaning set forth on Schedule 12.2(f).
"Credit Bureau Score" shall mean an industry standard credit score (such as a FICO score) provided by any of the major credit bureaus.
"Credit Card" shall mean the private label credit card issued by Bank to Cardholders under the terms of this Agreement, which card corresponds to a related Account for the purpose of purchasing Goods and/or Services pursuant to this Agreement.
"Credit Card Agreement" shall mean the open-ended revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder's use of the Credit Card, together with any modifications or amendments which may be made to such agreement.
"Credit Sales Day" shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Stage through its Sales Channels.
"Credit Slip" shall mean a sales credit receipt or other documentation, whether in  hard copy or electronic form (such as, but not limited to, that which is part of a Transaction Record), in each case evidencing (i) a return or exchange of Goods, or (ii) a credit on an Account as an adjustment by Stage for goodwill or for Services rendered or not rendered by Stage to a Cardholder.
"Critical SLA" shall have the meaning set forth in Schedule 3.8(c).
"Customer" shall mean any individual consumer who was (prior to the Effective Date), is (as of the Effective Date), or becomes or potentially could become (after the Effective Date), a customer of Stage or any Affiliates of Stage.
"Customer Loyalty Program" shall have the meaning set forth Section 3.10(a).
"Database" shall have the meaning set forth in Section 3.13(d)(ii).
"Declined Bank Applicant" shall mean an Applicant to whom Bank does not extend credit under this Agreement.
"Declined Bank Applicant Data" shall mean data provided by a Declined Bank Applicant as part of his or her application for credit under this Agreement.  By way of clarification, this definition shall not include credit bureau information.
"Discount Fee" shall have the meaning set forth in Schedule 6.1.
"Discount Rate" shall have the meaning set forth in Schedule 6.1.

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"Effective Date" shall have the meaning set forth in the first paragraph on Page 1 of this Agreement.
"Electronic Bill Presentment and Payment" (or "EBPP") shall mean a procedure offered by Bank whereby Cardholders can elect to receive their Billing Statements electronically and that also allows them an opportunity to remit their Account payments to Bank electronically.
"Electronic Customer Service" (or "eCS") shall mean a web-based customer service system Bank makes available on a Bank website.
"Escalation Executive" shall have the meaning set forth in Schedule 3.1.
"Force Majeure" shall have the meaning set forth in Section 13.11.
"Forms" shall have the meaning set forth in Section 3.4(a).
"Goods and/or Services" shall mean those goods and/or services sold by Stage or any Affiliate of Stage through the Sales Channels to the general public for individual, personal, family or household use.  For clarity, Goods and/or Services includes Stage Recurring Billing Programs but does not include Protection Programs and Bank Enhancement Marketing Services.
"Initial Term" shall have the meaning set forth in Section 12.1.
"Insert" shall mean marketing inserts to be inserted into the Billing Statement or Credit Card mailer packages, including bangtails.
"Instant Credit" shall mean the generally applicable new Account acquisition process at Stage's physical POS via manual data entry, as in effect on June 1, 2012 and modified from time to time by agreement of the parties.
"Intellectual Property" shall mean on a worldwide basis any and all:  (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trade marks and service marks and the goodwill associated therewith; (iii) internet domain names; (iv) trade secret rights; (v) patents, designs, algorithms, inventions and other industrial property rights; (vi) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vii) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
"IVR" shall mean an interactive voice response system and/or procedure.

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CONFIDENTIAL	Amended and Restated PLCCPA

"Like-Kind New Business" shall mean a New Business that is primarily a department store or specialty clothing retailer.  For clarity, a Steele's Like-Kind New Business is not a Like-Kind New Business.
"Like-Kind Parallel Plan" shall have the meaning set forth in Section 3.17(b)(vii).
"Losses" shall have the meaning set forth in Section 11.1(c).
"Loyalty Program" shall mean a Cardholder Loyalty Program, a Secondary Loyalty Program and/or a Customer Loyalty Program.
"Marks" shall mean the Stage Marks and/or the Bank Marks as required by the context.
"Measurement Period" or "MP" shall mean each measurement period as defined on Schedule 1.3(e).
"Monthly Net Portfolio Yield" shall have the meaning set forth in Schedule 6.1.
"Monthly Net Portfolio Yield Payment" shall have the meaning set forth in Schedule 6.1.
"Nameplate Acquirer" shall have the meaning set forth in Schedule 3.18(b).
"Nameplate Specific Plan" shall have the meaning set forth in Schedule 3.18(b).
"Net Proceeds" shall mean the dollar amount of all Purchases: (i) less credits to Accounts for the return or exchange of Goods and/or Services, or a credit on an Account as an adjustment by Stage for goodwill or for Goods and/or Services rendered or not rendered by Stage to a Cardholder, all as shown in the Transaction Records and as corrected by Bank pursuant to Section 5.3 in the event of any computational error; (ii) less payments from Cardholders received by Stage from Cardholders on Bank's behalf; (iii) less any amounts owed to Bank by Stage under Section 5.4; and (iv) less any amounts owed to Bank by Stage under Schedule 6.1, Section (B).
"Net Sales" shall mean the dollar amount of Purchases, less credits to Accounts for the return or exchange of Goods and/or Services, or a credit on an Account as an adjustment by Stage for goodwill or for Goods and/or Services rendered or not rendered by Stage to a Cardholder, all as shown in the Transaction Records and as corrected by the Bank pursuant to Section 5.3 in the event of any computational error.
"Net Sales on Promotional Program Purchases" shall mean the dollar amount of Promotional Program Purchases, less credits to Accounts for the return or exchange of Goods and/or Services related to such Promotional Program Purchases, or a credit on an Account as an adjustment by Stage for goodwill or
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

for Goods and/or Services related to such Promotional Program Purchases rendered or not rendered by Stage to a Cardholder, all as shown in the Transaction Records and as corrected by Bank pursuant to Section 5.3 in the event of any computational error.
"New  Business" shall mean any new business for the retail sale of goods and/or services that is owned by Stage or any of its Affiliates, whether internally developed or acquired, including a new Stage Nameplate, new division, marketing and selling channel, catalog, Internet site and separate entity.   For purposes of this definition (and any corresponding use in Section 3.17), "acquired" (and any other form of the term) includes but is not limited to acquisition through transfer of assets, merger, consolidation, or other business combination.
"Non-Critical SLA" shall have the meaning set forth in Schedule 3.8(c).
"Non-Like-Kind New Business" shall mean a New Business that is neither a Like-Kind New Business nor a Steele's Like-Kind New Business.
"On-Line Prescreen" shall mean a process where Bank's offer of credit is made to certain Customers pre-qualified by Bank (per its criteria), in a real-time pre-approved manner, at the POS at the time of a transaction.
"Operating Expense Amount" shall have the meaning set forth in Schedule 6.1.
"Operating Procedures" shall mean Bank's instructions and procedures regarding operation of the Plan as written by Bank and provided to Stage in accordance with this Agreement.  As of the Effective Date, the Operating Procedures are those attached hereto as Schedule 1.1(c).
"Par Value" shall have the meaning set forth in Schedule 12.4.
"Penetration Rate" shall have the meaning set forth in Schedule 3.5(e).
"Plan" shall mean the private label credit card plan established and administered by Bank for certain Customers in the United States pursuant to this Agreement.
"Plan Committee" shall have the meaning set forth in Schedule 3.1.
"Plan Committee Matters" shall have the meaning set forth in Schedule 3.1.
"Plan Data" shall have the meaning set forth in Schedule 12.4.
"Plan Documents" shall mean those items comprised of Forms and Collateral as such terms are defined in Section 3.4.
"Plan Purchase Date" shall have the meaning set forth in Schedule 12.4.

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"Point of Sale" (or "POS") shall mean the physical or electronic location at which transactions (sales, credits, and returns) take place.  This includes but is not limited to a cash register, point of order entry, or website (as applicable).
"Preferred Negotiation Rights" shall mean Stage's obligation, under the circumstances set forth at Section 3.17, to negotiate exclusively with Bank for a period of forty-five (45) days before Stage enters into negotiations with any credit card issuer other than Bank to issue a credit card for the New Business.
"Promotional Program" shall mean any special Cardholder payment terms agreed by the parties for certain Purchases, including without limitation deferred or equal payment programs.  As of the Effective Date, there are no Promotional Programs.
"Protected Information" shall mean, in the case of Bank, Bank Cardholder Information and Stage Customer Information, and in the case of Stage, Bank Cardholder Information.
"Protection Program" shall have the meaning set forth in Section 3.11(a).
"Purchase" shall mean, in each case, a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.  The term shall be interpreted to include Regular Revolving Purchases as well as Promotional Program Purchases unless the context of the reference clearly indicates otherwise.
"Purchase Option" shall have the meaning set forth in Schedule 12.4.
"Purchase Option Notice" shall have the meaning set forth in Schedule 12.4.
"Quick Credit" shall mean Bank's application procedure designed to open Accounts as expeditiously as possible at the physical Point of Sale, whereby information to complete an application for an Account is input without a paper application being completed by an Applicant or manual input by the POS attendant (such as through the scan of an existing credit card of the Applicant).
"Rates and Fees" shall mean those Cardholder terms and conditions regarding rates and fees as are initially set forth in Schedule 2.3, as amended from time to time pursuant to Section 2.3 and Schedule 2.3.
"Regular Revolving Purchases" shall mean Purchases that are not subject to any Promotional Program.
"Relationship Manager" shall have the meaning set forth in Schedule 3.2.
"Renewal Term" shall have the meaning set forth in Section 12.1.

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CONFIDENTIAL	Amended and Restated PLCCPA

"Reorganization" shall have the meaning set forth in Schedule 13.4.
"Sales Channels" shall mean those certain sales channels through which Stage or its Affiliates sells Goods and/or Services under the Stage Nameplates under the terms and conditions of this Agreement during the Term, subject to Section 3.17 with respect to future sales channels, including (i) current and future: (x) physical retail locations in the United States that are owned and operated by Stage or Stage's Affiliates or Stage's licensees or franchisees, and (y) Stage's and its Affiliates' websites targeting Customers residing in the United States; as well as (ii) other sales channels developed during the Term targeting Customers residing in the United States.
"Secondary Loyalty Program" shall have the meaning set forth in Section 3.10(a).
"Secondary Provider" shall mean the issuer, sponsor, lender, or other provider of a Secondary Provider Program.
"Secondary Provider Program" shall mean a program to offer credit to Declined Bank Applicants.
"Service Failure" "shall have the meaning set forth in Schedule 3.8(c).
"Service Level Standard" or "SLA" shall have the meaning set forth in Schedule 3.8(c).
"Signing Bonus" shall have the meaning set forth in Schedule 6.1.
"SLA Failure Cure Period" shall have the meaning set forth in Schedule 3.8(c).
"SLA Failure Payment" shall have the meaning set forth in Schedule 3.8(c).
"SLA Termination Event" shall have the meaning set forth in Schedule 3.8(c).
"SRI" shall mean the party to this Agreement identified as "SRI" in the first paragraph on Page 1 of this Agreement.
"SSI" shall mean the party to this Agreement identified as "SSI" in the first paragraph on Page 1 of this Agreement.
"Stage" shall mean the parties to this Agreement identified as "Stage" in the first paragraph on  Page 1 of this Agreement.
"Stage Customer Information" shall have the meaning set forth in Section 3.13(c).
"Stage Deposit Account" shall mean the one (1) deposit account maintained by Stage and designated by it in writing to Bank as to which Bank should direct its payments.

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"Stage Designees" shall have the meaning set forth in Schedule 3.1.
"Stage Fiscal Year" shall mean the fiscal period as that term is defined in the 4-5-4 merchandising and retail sales reporting calendar (not restated) as published by the National Retail Federation.
"Stage Indemnified Parties" shall have the meaning set forth in Section 11.1(b).
"Stage Mark" shall mean a trademark, service mark, or trade name owned by or licensed (and capable of being sublicensed) to Stage and designated by Stage to Bank for use in connection with the Plan.  As of the Effective Date, the Stage Marks designated for use in connection with the Plan are set forth on Schedule 1.1(b).
"Stage Matters" shall mean those Plan Committee Matters identified as Stage Matters on Schedule 3.1.
"Stage Nameplates" shall mean (i) the following brands under which Stage operates sales channels as of the Effective Date:  Stage, Bealls, Palais Royal, Goody's, Peebles and Steele's; and (ii) any other Stage brand under which Stage or any of its Affiliates operates sales channel(s) and for which Bank issues a private label credit card pursuant to Section 3.17 of this Agreement.
"Stage Portfolio Assets" shall have the meaning set forth in Schedule 12.4.
"Stage Recurring Billing Programs" shall have the meaning set forth in Schedule 3.11(d).
"Stage Re-Issuance" shall have the meaning set forth in Section 3.4(e)(i).
"Stage Termination Event" shall have the meaning set forth in Section 12.3.
"Steele's Like-Kind New Business" shall mean a New Business that is primarily an off-price retailer.
"Steele's Like-Kind Parallel Plan" shall have the meaning set forth at Section 3.17(c)(vii).
"Target Penetration Rate" shall have the meaning set forth in Schedule 3.5(e).
"Term" shall mean the Initial Term plus any Renewal Terms, each as defined in Section 12.1.
"Transaction Record" shall mean the following, with respect to each Purchase or with respect to a credit or return related to a Purchase (as applicable), and each payment received by Stage or an Affiliate from a Cardholder on Bank's behalf:  (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission (directly or

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CONFIDENTIAL	Amended and Restated PLCCPA

via a network provider selected by Stage at its expense) containing the following information:  the Account number of the Cardholder, identification of the Stage's Sales Channel via a network provider selected by Stage at its expense) containing the following information:  the Account number of the Cardholder, identification of the Stage's Sales Channel (location) where the Purchase, credit or return was made (if applicable), the total of (i) the Purchase price of Goods and/or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods and/or Services purchased, credited or returned and the authorization code, if any, obtained by Stage or an Affiliate prior to completing the transaction.  For clarity, the description of Goods and/or Services on a Transaction Record may be general to the extent consistent with the format provided as of the Effective Date and not require an itemization of the Purchase beyond that format.
"United States" (or "U.S.") shall mean the geographic area consisting of the fifty states of the United States, District of Columbia, Puerto Rico and any other U.S. commonwealth or territory.
"Valid Application" shall have the meaning set forth in Schedule 3.5(e).
"Web" (or "web" or "Internet") shall mean the world-wide web internet network as generally understood in the greater business community.
"Web Application" shall mean a Web-based new Account application procedure made available by Bank.
"Web Approval Rate" shall mean that figure, expressed as a percentage, calculated as follows for each respective measurement period:  (total number of applications for a Credit Card submitted by Applicants through the Web Application and approved by Bank) divided by (total number of Valid Applications for a Credit Card submitted by Applicants through the Web Application).
"Wind-down Period" shall mean the period beginning on the earlier of the date of expiration of this Agreement or the date of termination and ending on either (i) the Plan Purchase Date, or (ii) the date that either (A) Stage delivers a written notice to Bank of its election not to purchase the Stage Portfolio Assets or (B) the right of Stage to purchase the Stage Portfolio Assets expires in accordance with the terms of this Agreement.
1.2  Other Definitions.  As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings.  Defined terms stated in the singular shall include reference to the plural and vice versa.  The terms "shall" and "will" have the identical meaning (i.e., that something is compulsory and certain), and the use of one versus the other is not to be interpreted as implying less certainty or a sense of possibility or choice.

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1.3  Additional Points of Interpretation.

(a)  Notwithstanding the requirements of Section 13.7 and subject to clauses (i) and (ii) below, a party may fulfill its obligation hereunder to provide notice or information to the other party by communicating the same at a Plan Committee meeting; provided, however, that such notice shall not (i) serve as a substitute for any written notice required under Sections 12.1 through 12.4 (including the corresponding Schedules thereto) in accordance with Section 13.7; or (ii) obviate any obligation in terms of the timing or form (oral or written) of such notice/information.

(b)  Many provisions in this Agreement relate to others.  However, such relationships are not cross-referenced in every case and the lack of a specific and/or express cross-reference does not negate the relationship.  By way of example and not limitation, the matters addressed in Schedule 3.1 relate to many other provisions (both sections and schedules) in this Agreement, but are not reflected by cross-references in or to Schedule 3.1.

(c)  Even if not preceded by the word "calendar", the term "day" or "month" or "year," if not otherwise expressly modified by another term, shall mean a calendar day, or month, or year, as applicable.  The occasional use of the "calendar" is simply for emphasis.

(d)  The use of the term "including" means "including, without limitation" regardless of whether the term is so modified.  The use of the term "reasonable" means "commercially reasonable" regardless of whether the term is so modified.

(e)  To facilitate interpretation of certain measurements required by the provisions of this Agreement, the parties attach Schedule 1.3(e) as an operational summary the measurement periods applicable to such measurements.

SECTION 2. ESTABLISHMENT OF THE PLAN
2.1  Establishment and Operation of the Plan.  The Plan is established for the primary purposes of providing Customer financing for purchasing Goods and/or Services and providing a means to promote increased Stage sales of Goods and/or Services through Sales Channels, in a manner that is mutually beneficial to the parties.

2.2  Honoring Credit Cards.  Stage agrees that Stage will honor any Credit Card properly issued and currently authorized by Bank pursuant to the Plan.  In addition, Stage shall, in accordance with the provisions of this Agreement and the Operating Procedures, deliver to Bank Transaction Records evidencing all transactions with Stage made under the Plan.

2.3  Credit Card Agreement. The parties' agreement with respect to certain provisions and/or changes to the Credit Card Agreement is set forth on Schedule 2.3.

2.4  Marketing and Promotion of Plan.

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(a)  On an annual basis, Stage and Bank will jointly agree, and subject to Stage's final decision making authority under the escalation and resolution procedures set forth in Schedule 3.1, through the Plan Committee, to an annual marketing program to market and promote the Plan, which shall be reviewed at each meeting of the Plan Committee, and updated as necessary.

(b)  Throughout the Term of this Agreement, Stage shall actively market, promote, participate in and support the Plan in a manner consistent with the manner in which it does so as of the Effective Date; provided that the foregoing does not constitute a commitment to any specific form of marketing used as of the Effective Date.  The marketing and promotion activities undertaken by Stage may include those marketing promotions set forth in Schedule 2.4(b).  Stage shall use reasonable efforts to market the Plan in accordance with Applicable Law and the terms of this Agreement.

(c)  Bank shall fund the marketing activities set forth in Schedule 2.4(c) associated with the Plan.

(d)  Bank will not initiate any marketing incentive programs directed at Stage's employees without Stage's prior written approval, which may be withheld, conditioned or delayed at Stage's sole discretion.

2.5  Non-Competition. Except as otherwise provided in Schedule 2.5, Stage agrees that, in consideration of and as an inducement for Bank to make the Plan available to Stage as provided in this Agreement, Stage (including its Affiliates) shall not during the Term without Bank's prior written consent, either on its own or under contract or in concert with any third-party, provide, participate in, or own (i) any Competitive Credit Program, nor (ii) any Stage-branded debit program that operates in the United States.

SECTION 3. OPERATION OF THE PLAN
3.1            Plan Committee. The parties agree to the provisions of Schedule 3.1 with respect to the establishment and operation of the Plan Committee.

3.2            Plan Teams.  The parties agree to the provisions of Schedule 3.2 with respect to their respective Plan teams.

3.3            Operating Procedures.  The parties agree to the provisions set forth in Schedule 3.3 with respect to Operating Procedures.

3.4            Plan Documents (Forms and Collateral).

(a)      Forms - General.  Subject to Section 3.4(b) below, Bank shall design the terms and conditions of, and generate the form of the Credit Card Agreement, applications, Credit Card, Credit Card mailers, privacy notices, Billing Statements (including backers), Cardholder letters, templates, and other documents and forms to be used under the Plan which (i) relate to the Plan, (ii) relate to Bank's and/or the

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Cardholder's obligations, (iii) are used by Bank in maintaining and servicing the Accounts; or (iv) are required byAccounts; or (iv) are required by Applicable Law (collectively, "Forms").  By way of clarification, Bank's responsibilities do not include any obligations Stage may have as a retailer, such as creating the form of Charge Slips and Credit Slips.  All Forms shall be in English and, at Stage's request, Spanish, unless otherwise agreed by the parties in writing.  Each Form shall be based on a common template/format, but then separately customized for each Stage Nameplate by substitution of the appropriate Stage Marks and related names, graphics and logos and by Spanish language translation.  Bank shall submit all Forms (and changes and modifications thereto) to Stage for review.  All aspects of the Forms not required by Applicable Law shall be subject to Stage's approval.
(b)  Forms - Conditions.  The provisions of Section 3.4(a) above are subject to the following conditions.  First, Bank's actions are subject to Schedule 2.3 and Section 4.1.  Second, Bank and Stage shall jointly design (and agree upon) any Customer marketing aspects of the Forms related to the Plans.  Third, the application form shall provide for the Applicant to input any additional information Stage requests on behalf of a Secondary Provider that is permissible under Applicable Law and consented to by the Applicant.  Fourth, the application will provide that Applicant consents to Bank sharing Applicant's information with Stage for Stage's customary business purposes (as opposed to sale or other use of such information), which customary purposes include marketing the Plan, Goods and/or Services and Loyalty Programs, and to sharing with the Secondary Provider.  Fifth, the Forms will facilitate the collection of e‑mail addresses from Applicants and Cardholders.
(c)  Collateral.  Stage may design and produce promotional material, direct mail pieces, catalog, newspaper, radio, TV and Internet advertisements, and other collateral documents (collectively, "Collateral") which reference the Plan.  Stage shall submit all Collateral to Bank for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, of (i) the Plan disclosures required by Applicable Law; and (ii) use of Bank Marks.  Bank shall complete its review and provide an approval or comments to Stage within five (5) Business Days of receipt of such Collateral.  Pursuant to this review and approval process, Stage will make (or have made) all reasonable changes that Bank requests to satisfy Applicable Law and/or in exercising its rights under this Agreement with respect to Bank Marks.
(d)  Bank's Costs.  At Bank's cost, Bank will be responsible for generating and delivering to Stage at one central location in the continental U.S. adequate copies of (i) Credit Card Agreements and applications; and (ii) any other appropriate Forms to be distributed in physical Stage Channels for distribution to Customers and Cardholders or for Stage's marketing purposes and mass mailings.  Bank will also be responsible for generating and delivering to Cardholders, at Bank's cost, Credit Cards, Billing Statements, and Credit Card mailers.  All Credit Card plastics and Credit Card mailers, including those produced pursuant to a re-issuance described on Schedule 2.4(c), shall be at least of the quality used as of June 1, 2012 unless otherwise agreed by the parties.

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(e)  Stage's Costs

(i)  Stage Re-issuances.  By way of clarification and emphasis, the provisions of this subsection (e) do not obviate or otherwise modify Bank's responsibilities under Schedule 2.4(c).  Any mass re-issuances requested by Stage beyond those funded by Bank under Schedule 2.4(c) shall be referred to, collectively, as "Stage Re-issuances".  Regarding any Stage Re-issuance, Stage shall pay all reasonable costs (A) for the design and production of the Credit Card itself  (including all embossing and encoding), Credit Card mailers, envelopes, Credit Card Agreements, and other Forms,Collateral, and postage, and (B) any reasonable Bank out-of-pocket expense necessitated by Stage's decision to launch a Stage Re-issuance.  As a point of clarification, none of the following constitutes Stage Re-issuance and each of the following re-issuances shall be at Bank's cost:  Bank's replacement (on an Account-by-Account basis) of lost or stolen Credit Cards, expired Credit Cards, or in response to some other Cardholder request or replacement of Credit Cards required by changes in Applicable Law.

(ii)  Variations from Bank's Standards.  If a request or requirement (as applicable) of Stage with regard to any Plan Documents requires a variation from Bank's generally and consistently applied specifications, and such variation causes an increase in any cost of Bank, the following shall apply. First, Bank will advise Stage in writing of the variance and provide a written estimate of the related cost increase.  Second, Stage shall notify Bank in writing of its decision to forego the request, to modify the request such that no cost increase is generated, or agree to bear the additional expense.  In the event any Forms become obsolete as a result of changes to such Forms requested by Stage, then following prior written notice by Bank of such event, Stage shall reimburse Bank for the costs associated with any unused obsolete Forms.

(iii)  Mass Mailings.  As to any mass mailings requested by Stage and not otherwise contemplated herein as a Bank-funded mailing (including but not limited to catalog mailings, pre-approved mailings, and zero balance mailings), Stage shall pay all reasonable costs related thereto incurred by Bank and approved by Stage.

3.5  Applications for Credit Under the Plan; Internet Features.

(a)  Applicants who wish to apply for an Account under the Plan must submit a completed application on a Form approved pursuant to Section 3.4 or in an electronic format approved pursuant to Schedule 3.15(a).  Bank shall grant or deny the request for credit based solely upon Bank's credit criteria and risk management policies, subject to Section 3.6 and Schedule 3.1.  In the case of applications submitted in physical Sales Channels, Stage shall, unless otherwise agreed between the parties, (i) provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant's records, and (ii) follow any applicable Operating Procedures.  When facilitating any other method

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of application, Stage shall follow all applicable Operating Procedures.  The application shall be submitted to Bank by the Applicant or submitted by Stage on behalf of the Applicant, as required in the Operating Procedures.  If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant to access an individual line of credit in an amount determined by Bank, and at Bank's cost deliver the Credit Card to the Cardholder.
(b)  As of the Effective Date, Bank shall make available, and Stage shall utilize, the following methods for applications for Credit Cards:  Web Application, Quick Credit, and Instant Credit.  If and as agreed upon in the future by the parties in writing, Bank shall provide, and Stage may utilize, Batch Prescreen and/or On-Line Prescreen, and/or a mobile technology method for new Account acquisition.

(c)   Regarding applications submitted in whole or in part by Stage on an Applicant's behalf, Stage agrees that it will, pursuant to and subject to the provisions of this Agreement (including but not limited to Section 13.17):  (i) protect and keep confidential any and all Applicant information (which information shall be Bank Consumer Personal Information) acquired as a result of participating in the submission of any such applications, (ii) not disclose the information to anyone other than authorized representatives of Bank, and (iii) follow all Operating Procedures applicable to such Bank Consumer Personal Information.  Bank acknowledges and agrees that information submitted in connection with an application may also be deemed provided to Stage to the extent disclosed to the Applicant and in such case shall also be considered Stage Consumer Personal Information.

(d)  Bank shall make available the Web Application procedure by establishing a website for such purpose, which shall be accessible via a link from Stage's website(s).  Bank shall bear the entire cost of those components involving its systems that are required to link to Bank's website.  Stage shall be responsible for maintaining on its website(s), at its sole expense, a link to Bank's Web Application.  Bank shall provide at its sole expense a link to Stage's website(s) from the Web Application maintained by Bank.  Each party agrees that, to maintain a link to the Web Application or Stage website(s) as applicable, to ensure access to the other party's designated website, and to reduce technical errors, the party's software providing the access to the Web Application or Stage website(s), as applicable, will function, and continue to function, in a sound technical manner.  Each party shall monitor its website to ensure proper functioning of the link to the Web Application or Stage website(s), as applicable.  In the event a party changes or otherwise modifies the website address for its designated website, the other party will either update or modify its website accordingly within a reasonable time following receipt of notice of the change.  In providing a link to the other party's website, each party shall make it clear and conspicuous that the Customer is leaving such party's  website and is being directed to the other party's website.  Each party agrees that, in connection with the links described in this section (d), it will use the other party's name, or any logo, statements, or any other information that is related to the other party, only as directed by the other party, or as previously approved by the other party in writing.  Without limiting the generality of the scope of required approvals,

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but by way of example, each party shall seek the other party's approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with references to the other party's Web Application or website.

(e)  The parties agree to the provisions of Schedule 3.5(e) with respect to the penetration rate of the Plan.

3.6  Credit Decisions.

(a)  The decision to extend credit to any Applicant under the Plan shall be Bank's decision.  Bank shall establish and administer the underwriting and credit decisions for the Plan.  Bank will work in good faith with Stage to develop business strategies with respect to the issuance of Accounts which are intended to maximize the potential of the Plan, and which are mutually beneficial to Stage and Bank.  For example, Bank shall test underwriting tools with the goal of expanding the population of applicants and successful applicants.  Bank will share the results of such tests with Stage.  In addition, Bank shall attempt to maximize credit availability within each Stage Nameplate by developing and using customized decision tables in its underwriting and Account management strategies.  The parties further agree to the provisions of Schedule 3.6 with respect to credit decisions.

(b)  Stage may from time to time request Bank to consider offering certain types of special credit programs.  Bank shall, subject to Applicable Law and safety and soundness limitations, reasonably consider such request and determine whether or not to offer any requested special credit program.  In the event Bank agrees to any special credit program, Stage and Bank shall mutually agree in writing upon any special terms and fees associated with the special credit program.

(c)  Bank reserves the right to deny (or reverse) an extension of credit for a particular transaction that is (or was at the time consummated) prohibited by Applicable Law, including but not limited to those related to gambling.

3.7  Floor Limits.  Notwithstanding any provision to the contrary herein or in the Operating Procedures, to the extent allowed under Applicable Law, Stage may consummate Purchases in amounts up to $100.00, or such other limit mutually agreed by the parties, during any period during which the Bank's authorization systems are interrupted or not operational for purposes of receiving or providing transaction authorization or the telecommunications infrastructure between Bank and Stage is not functioning.  If losses arising out of floor limit transactions materially exceed the aggregate loss rates for the Plan, the Plan Committee shall discuss adjustments to the floor limits to attempt to mitigate losses arising out of such transactions.

3.8  Servicing and Collections.

(a)  Bank shall perform in compliance with Applicable Law (and shall bear all costs, including any increases in costs over the Term) all functions necessary to administer and service the Accounts, including but not limited to:  application processing,

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making all necessary credit related decisions and investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; delivery of Credit Cards, authorization and settlement of Purchases, preparing and delivering Billing Statements; making collections; handling Cardholder inquiries; and processing payments.

(b)  All Bank's policies and procedures associated with the Plan, including Bank's re-aging, bankruptcy and deceased Cardholder policies and procedures, shall be at all times in compliance with Applicable Law.  Bank shall collect the Accounts in a manner consistent with Bank general collection policies, processes, and procedures applicable to its private label credit card portfolios of other clients with portfolios similar to Stage's.

(c)  Bank shall perform its obligations in accordance with the Service Level Standards as set forth on Schedule 3.8(c).  Within fifteen (15) days following the end of each calendar month, Bank will provide Stage with a monthly summary of Bank's performance regarding the Service Level Standards, as set forth in Schedule 3.8(c).  The consequences for Bank's failure to perform in accordance with the Service Level Standards are set forth in Schedule 3.8(c).

3.9  Customer Service.  Bank shall provide customer service in connection with the Plan via Cardholder IVR and live customer service via a toll-free telephone line and the Web in accordance with this Section 3.9.

(a)  All call centers maintained and operated by Bank which (A) are used to service the Plan and this Agreement, and (B) involve oral communications between call center representatives and Cardholders/Applicants with regard to customer service related issues, shall be located in the United States, unless otherwise agreed between the parties in writing.  Notwithstanding anything to the contrary herein or in the Operating Procedures, (X) Bank shall offer a Spanish language option for all of its call center functions involving Customer calls to Bank, and (Y) Bank's call centers supporting the Plan shall operate subject to the requirements in Schedule 3.8(c).

(b)  Bank shall provide eCS, and Stage shall provide a weblink to Bank's eCS.  Bank shall provide at least the following services via eCS, without limitation of Bank's obligation to provide telephone-based customer service under this Agreement: (A) transaction history, (B) statement history, (C) current balance and minimum payment and (D) processing of payments on Account.  Bank shall provide a link to Stage's website(s) from the eCS website maintained by Bank.  Bank shall bear the entire cost of those components involving its systems that are required to link to Bank's website.  Stage shall be responsible for maintaining on its website(s), at its sole expense, a link to eCS.  Bank shall provide at its sole expense a link to Stage's website(s) from eCS.  Each party agrees that, to maintain a link to eCS or Stage website(s) as applicable, to ensure access to the other party's designated website, and to reduce technical errors, the party's software providing the access to eCS or Stage website(s), as applicable, will function, and continue to function, in a sound technical manner.  Each party shall monitor its website to ensure proper functioning of the link to

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eCS or Stage website(s), as applicable.  In the event a party changes or otherwise modifies the website address for its designated website, the other party will either update or modify its website accordingly within a reasonable time following receipt of notice of the change.  In providing a link to the other party's website, each party shall make it clear and conspicuous that the Customer is leaving such party's website and is being directed to the other party's website.  Each party agrees that, in connection with the links described in this Section 3.9(b), it will use the other party's name, or any logo, statements, or any other information that is related to the other party, only as directed by the other party, or as previously approved by the other party in writing.  Without limiting the generality of the scope of required approvals, but by way of example, each party shall seek the other party's approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with references to eCS or the Stage website(s), as applicable.
(c)  Bank shall at all times during the Term provide Customers and Cardholders a convenient option of electing to speak with a live human representative in connection with the Plan.  Subject to the immediately preceding sentence, Bank shall provide Stage reasonable prior notice of any proposed change to automate any Customer or Cardholder facing service in connection with the Plan that is provided by Bank as of June 1, 2012 by live human representatives and Bank shall consider in good faith and use commercially reasonable efforts to address any reasonable concerns of which Stage notifies Bank with respect to such changes.
(d)  The parties agree to the provisions of Schedule 3.9(d) with respect to the conduct of Cardholder satisfaction surveys.
3.10  Loyalty Programs.

(a)  General.  Stage has the right to own and operate Customer loyalty programs, including (i) a loyalty program just for Cardholders (a "Cardholder Loyalty Program"), (ii) a loyalty program for holders of credit cards issued under the Secondary Provider Program (a "Secondary Loyalty Program") and (iii) one or more loyalty programs for Customers (all Customers and/or a subset of Customers) (a "Customer Loyalty Program").  In either case, Stage will be responsible for determining the Loyalty Program's rules, funding the rewards related to it, and ensuring compliance with all Applicable Laws, provided that Bank shall be responsible for compliance of the Cardholder Loyalty Program with Applicable Laws solely with respect to the association of the Cardholder Loyalty Program with the Plan.

(b)  Bank Support of Cardholder Loyalty Program.  Upon request by Stage, Bank will provide Stage with system functionality tied to the Accounts to support a Cardholder Loyalty Program at least to the extent of the support provided by Bank as of the Effective Date and any additional support to the extent available from time to time.  Such support shall include support for matters such as recording the accumulation of loyalty points, tracking, lookup/reporting, and redemption where a coupon is part of the Billing Statement.  Any such system functionality provided by Bank shall be at a level,

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with features and functionality, that is no less favorable than provided as of June 1, 2012 and shall be provided by Bank at no additional charge to Stage.  Any changes requested by Stage to the Cardholder Loyalty Program shall also be supported by Bank at no additional charge; provided that it:  (i) is compatible with Bank's existing or future functionality offered to other Bank clients; (ii) is facilitated using monthly Billing Statements to active Accounts; and (iii) does not require Bank to incur additional internal or external development expense.  Otherwise, such functionality, if available, shall be provided pursuant to terms (including fees to Bank) mutually agreed to by the parties.  Bank, at its own cost, will conduct weekly reviews to determine which Cardholders' activity have resulted in a change from their then-current status, in terms of VIP-type benefits in the Cardholder Loyalty Program (e.g., standard versus VIP), and Bank shall bear all servicing costs associated with such change in status, including the cost of production and delivery of the replacement of the Credit Card associated with such change.  Bank will fulfill systemic upgrades and downgrades via weekly batch process and any associated  Credit Card reissuance on a monthly basis.

(c)  Loyalty Program Value Propositions.  The value proposition offered to Customers under the Cardholder Loyalty Program shall be more favorable (in the aggregate over time) as that provided under any Customer Loyalty Program.  One (but not the only) objective in reaching this goal is to ensure that a reasonable Customer can readily identify the Credit Card with Stage and perceive that the benefits of the Cardholder Loyalty Program exceed the benefits (in the aggregate) under any other Loyalty Program.  For example, if Customer "A" (using a Credit Card under a Cardholder Loyalty Program) and Customer "B" (using any one or more non-Credit Card form(s) under a Customer Loyalty Program) spend the same amount of money on Goods and/or Services, then the total benefit to Customer A from Stage through the Cardholder Loyalty Program (in the aggregate over time) will be greater than the total benefit to Customer B from Stage through the Customer Loyalty Program.  For the avoidance of doubt, occasional, short-term promotions offered by Stage to a Customer under a Customer Loyalty Program that are not offered to a Cardholder under a Cardholder Loyalty Program shall not alone be deemed a violation of Stage's commitment under this Section 3.10(c).

3.11  Ancillary Products.

(a)  Bank Protection Programs.  Stage and Bank agree that, at Bank's sole cost and expense, Bank will have the exclusive right but not the obligation, and in any event subject to Stage's prior written consent, as set forth in this Section 3.11(a), to make available to Cardholders, directly or indirectly, various types of debt cancellation, credit insurance, credit related protection, fraud protection and identity protection related programs and services (collectively referred to herein as "Protection Programs") offered by Bank.  Stage hereby approves the Protection Programs set forth on Schedule 3.11(a).  All additional Protection Program offerings are subject to Stage's prior written approval, which shall not be unreasonably withheld, conditioned or delayed.  Bank may offer such Protection Programs only through the following direct marketing:  (i) Inserts (subject to Section 3.14) and (ii) in-bound Cardholder calls.  All additional marketing channels

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(including outbound telemarketing) are subject to Stage's prior written approval, which shall not be unreasonably withheld, conditioned or delayed.  Stage will assist Bank in the offering of agreed Protection Programs; provided that such support will not require Stage to incur any direct expense or cost.  Bank shall provide Stage with a monthly report setting forth in reasonable detail the results of any campaign to market a Protection Program.

(b)  Bank Enhancement Marketing Services. In addition to Bank's rights with respect to Protection Programs under subsection (a) above, Stage and Bank agree that Bank will have the right at its sole cost and expense, but not the obligation, and in any event subject to Stage's prior written consent, as set forth in this Section 3.11(b), to make available to Cardholders, through solicitations made in connection with their Accounts, certain types of products and services in all cases that are not competitive with Goods and/or Services.  Any products and services offered by Bank to Cardholders other than Protection Programs shall be referred to collectively herein as "Bank Enhancement Marketing Services".  As of the Effective Date, Bank provides the Bank Enhancement Marketing Services identified on Schedule 3.11(b), which are hereby approved by Stage.  All additional Bank Enhancement Marketing Services offerings are subject to Stage's prior written approval, in Stage's sole discretion.  Bank may, but is not obligated to, offer Bank Enhancement Marketing Services through Inserts, subject to Section 3.14.  All additional marketing channels (including telemarketing) are subject to Stage's prior written approval, in its sole discretion.  Each party shall have the right but not the obligation to immediately terminate any Bank Enhancement Marketing Services if and when either party:  (i) terminates this Agreement, or (ii) notifies the other party of an intent to terminate or not renew this Agreement or that the notifying party has already terminated this Agreement.

(c)  Marketing of Bank Ancillary Services.  Bank shall advise Stage of the timing and manner of all promotions of Protection Programs and Bank Enhancement Marketing Services.  Bank shall provide for Stage review and comment scripts of all telephone contacts (including IVR scripts) of Bank with Cardholders with respect to the marketing of Protection Programs and Bank Enhancement Marketing Services.  Bank shall use commercially reasonable efforts to incorporate Stage's comments, taking into account limitations on variation of scripts among Bank's different credit card programs.  Bank shall also permit Stage to listen to recorded phone call promotions of Protection Programs and Bank Enhancement Marketing Services, but in all such cases subject to reasonable prior written request, reasonableness as to the frequency of such visits, Applicable Law, and Bank's (and/or its servicer's) policies regarding visitors/visits for such purpose.  The fees and charges for Protection Programs and Bank Enhancement Marketing Services will be billed to the applicable Cardholder's Account.

(d)  Stage Recurring Billing Programs.  The parties agree to the provisions of Schedule 3.11(d) with respect to the Stage Recurring Billing Programs.

3.12  Cardholder Payments on Accounts.

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(a)  Subject to the provisions of this Section 3.12, Bank hereby authorizes Stage to accept, on Bank's behalf, Cardholder payments on Accounts at physical Sales Channels in the U.S. Any Cardholder payments on Accounts not made at such physical Sales Channels shall be made directly to Bank in accordance with the instructions of Bank and at the location or address (physical or electronic, as applicable) specified by Bank.  By way of clarification, Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless a Purchase is charged back to Stage pursuant to the provisions of Sections 5.4 and 5.5 hereof.

(b)  Upon receipt of such payments, Stage (on Bank's behalf) will hold the payment in trust (in the sense that Stage is obligated to pay such amount to Bank, not that such amount be held in a separate Stage account) for Bank and will transmit record of such payment to the Bank at the time of payment using Bank's transaction specifications in existence as of June 1, 2012 or as modified in accordance with Schedule 3.15(a).  Payments made by Cardholders at physical Sales Channels shall be deemed received by Bank when received by Stage, which shall be determined by the time-stamp placed on such payment.  Bank will deduct the amount of such payment from the Net Proceeds (to the extent not previously deducted); or if the Net Proceeds are insufficient, Stage shall remit the amount of such payment or any unpaid portion thereof, to Bank, immediately upon written demand from Bank.  For purposes of calculating Cardholder open to buy, credit for payments made to Stage will be given when the real-time notification of the payment is received by Bank, subject to review by Bank for fraud (such notification is separate from the Transaction Record).

(c)  Notwithstanding any provision to the contrary elsewhere in this Section 3.12 or elsewhere in this Agreement, Stage shall comply with any written instruction by Bank that Stage cease accepting Cardholder payments on Accounts upon Bank's certification that the termination of acceptance of Cardholder payments is required for Bank's compliance with Applicable Law or the agreements, if any, governing the securitization of the Accounts Receivable.  Bank shall notify Stage in writing of the desired date for cessation of such acceptance of Cardholder payments, which written notice shall be provided to Stage as far in advance of the subject cessation date as is commercially reasonable under the circumstances.  In addition, Stage shall not accept Cardholder payments at any Stage store once Goods and/or Services are no longer being sold from such store.  Bank, in consultation with Stage, shall notify Cardholders if Stage is no longer accepting payments on Accounts.

(d)  Stage hereby authorizes Bank, or any of its employees or agents, to endorse "World Financial Network Bank" upon all or any checks, drafts, money orders or other evidence of payment, made payable to Stage and intended as payment on an Account, that may come into Bank's possession from Cardholders and to credit said payment against the appropriate Cardholder's Account.

3.13  Ownership of Accounts and Information.

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(a)  Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, Stage shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan.  Effective upon the delivery of each Transaction Record by Stage to Bank and each corresponding payment to Stage by Bank pursuant to Section 5.1, Stage shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all Transactions Records corresponding to such Purchase.  By way of clarification, Bank's above referenced ownership shall be without recourse to Stage, except to the extent otherwise expressly provided for in Section 5.4 and Schedule 3.6.

(b)  The parties recognize that Cardholders are also Customers and that the same or similar information may be contained in the Bank Cardholder Information (defined below) and the Stage Customer Information (defined below).  Each such pool of data (Bank Cardholder Information and Stage Customer Information) shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.  For example, Stage Customer Information includes names of Customers who are Cardholders and Customers who are non-Cardholder Customers, but the names of those Customers who are also Cardholders is also Bank Cardholder Information.  Therefore, the limitations in subsection (c) below on Bank use of Stage Customer Information would not apply to Bank use of the names of Cardholders included in Bank Cardholder Information.  However, the names of non-Cardholder Customers would not be Bank Cardholder Information and thus would be subject to the limitations set forth in subsection (c).  Likewise, though subsection (d) below limits what Stage can do with Bank Cardholder Information, such limitations do not apply to that portion of Bank Cardholder Information that is also Stage Customer Information.

(c)  The Customer's names and addresses and other Customer information collected by or on behalf of Stage, including all transaction information related to Purchases but excluding information collected solely for Bank, and set forth in Stage's records shall be the exclusive property of Stage ("Stage Customer Information").  Stage Customer Information might or might not be comprised exclusively of Stage's Consumer Personal Information.  As reasonably requested by Bank, but subject to Applicable Law and Stage's privacy policy, Stage shall provide to Bank the names and addresses of Customers of Sales Channels supported by Bank, to be used, to the extent permitted by Applicable Law, only for purposes of On-Line and Batch Prescreen as contemplated in this Agreement or administration of the Plan.  Stage Customer Information is included as part of Stage's Confidential Information and Bank shall protect the confidentiality of such information as set forth in Section 13.17.

(d)  (i)  The Accounts and all information related thereto and set forth in Bank's records, including without limitation the information listed in Schedule 3.13, the information obtained through Credit Card applications, the receivables, names, addresses, credit, and transaction information of Cardholders ("Bank Cardholder Information") shall be the exclusive property of Bank during the Term, and thereafter (unless the Stage Portfolio Assets are purchased by Stage or its designee pursuant to

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Section 12.4 or Section 3.18).  Bank Cardholder Information might or might not be comprised exclusively of Bank's Consumer Personal Information.  For clarity, "transaction information" includes only transaction data transmitted by Stage to Bank and does not include itemization of Goods and/or Services purchased with a Credit Card.

(ii)  Bank shall provide to Stage the master file extract and Account changes updates as set forth on Schedule 3.13 to the extent such information may be shared by Bank pursuant to Applicable Law. Bank also shall provide to Stage any other Bank Cardholder Information requested by Stage, to the extent permitted by Applicable Law and Bank's privacy and security policies, provided that such policies shall at all times permit the sharing of Bank Cardholder Information with Stage to the maximum extent otherwise permitted by Applicable Law, including through implementation of Cardholder opt-in or opt out procedures. Bank will maintain a Cardholder database ("Database") comprised of information necessary to support private label credit marketing programs and analysis related thereto, such as purchase tracking and credit program promotional response, segmentation, selection and list generation for Cardholder statement messaging, incentives, insertions and credit-related direct mail, new Cardholder messaging via welcome kits, card reissue programs, and zero balance statements.  Bank will provid to Stage various Database elements as mutually agreed and one general refresh per month of added, changed or deleted Database elements made available to Bank after the prior monthly refresh.  Bank shall also provide Stage's retail stores with the ability to look up, through the POS or other equipment, an Account number by Cardholder   telephone number, as permitted by and in accordance with Bank's security policies and Applicable Law.

(iii)  Stage may use and disclose Bank Cardholder Information and Database information in connection with maintaining and servicing the Accounts, marketing its Goods and/or Services or its business in general to the Cardholders but in any event only as otherwise permitted by Applicable Law.  The parties recognize that Stage's efforts related to such   approved purposes might necessitate disclosure of Bank Cardholder Information and Database information to Stage's vendors and contractors.  Such disclosure shall be permitted, provided the third-parties agree in writing to use the information only for the aforementioned approved purposes and to protect the confidentiality of such information as set forth in Section 13.17.  Bank Cardholder Information is included as part of Bank's Confidential Information and Stage shall protect the confidentiality of such information as set forth in Section 13.17.

(iv)  Bank shall not use, or permit to be used, Bank Cardholder Information, except as provided in this Section 3.13(d)(iv).  Bank may use Bank Cardholder Data solely (A) for purposes of soliciting Customers for Credit Cards, Protection Programs and Bank Enhancement Marketing Services as permitted by the terms of this Agreement; (B) as otherwise necessary to carry out its obligations or exercise its rights hereunder; or (C) as required by Applicable Law.

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For clarity, Bank has no rights to use the Bank Cardholder Data for marketing purposes except as expressly provided in this Agreement.
(v)  Bank shall not disclose, or permit to be disclosed, Bank Cardholder Information to any third party, except as provided in this Section 3.13(d)(v).  Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Bank Cardholder Information. Bank may disclose the Bank Cardholder Information in compliance with Applicable Law solely:
(A)  to its subcontractors in connection with a permitted use of such Bank Cardholder Information under Section 3.13(d)(iv); provided, however, that (1) each such subcontractor agrees to be bound by a contractual commitment of data security and confidentiality with the same effect as this Agreement, and (2) Bank shall be responsible for the compliance of each such subcontractor with the terms of this Agreement,

(B)  to Bank's Affiliates and to Bank's and its Affiliates' employees, agents, attorneys and accountants, in each case with a need to know such Bank Cardholder Information in connection with a permitted use of such Bank Cardholder Information under Section 3.13(d)(iv); provided, however, that (1) any such person or entity is bound by data security and confidentiality obligations with the same effect as this Agreement as a condition of employment or of access to Bank Cardholder Information or by professional obligations imposing comparable terms; and (2) Bank shall be responsible for the compliance of each such Person with the terms of this Agreement, and

(C)  to any governmental authority with authority over Bank (1) in connection with an examination of Bank; or (2) to the extent otherwise required by Applicable Law.

3.14  Cardholder Communications; Inserts.

(a)  Bank shall make Inserts available up to the designated mailing weight in accordance with the priorities specified in this Section 3.14(a) for each mailing, recognizing that Bank is not obligated to make Inserts for Protection Programs and/or Bank Enhancement Marketing Services:

(i)  First Priority:  Bank shall have the right to use Inserts for legal notices to the extent required by Applicable Law

(ii)  Second Priority:  Four (4) mutually agreed Inserts  per mailings that market Protection Programs and/or the goods and/or services of third parties, and in either case whose payments in respect thereof constitute Ancillary Income; and

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(iii)  Third Priority:  Stage Inserts to be determined by Stage in its sole discretion, subject to Sections 3.14(b) and (c).

(b)  Bank will include Stage Inserts, so long as:  (i) the materials are provided to Bank at least fifteen (15) Business Days prior to the scheduled mailing date of such statements or notices; (ii) the materials have been approved as to content by Bank (in its reasonable discretion) with respect to any manner of reference to Bank or the Plan; (iii) the materials meet all size, weight, or other operational specifications for such inserts as shall be reasonably set by Bank from time to time; and (iv) all incremental postage costs caused by Bank's insertion of such materials are paid by Stage.  Notwithstanding the immediately preceding sentence, Bank must provide Stage at least three (3) Business Days' advance notice of any such additional postage charge.  Furthermore, Bank shall only insert Stage materials (and charge such additional expense to Stage) if Stage approves such insertion regardless of the additional postage costs.

(c)  Bank reserves the right to disallow any Inserts which are in violation of Applicable Law or conflict with any other provision of this Agreement.

3.15  Communications and Systems Changes.

(a)  The parties agreement with respect to equipment and systems to support the Plan is set forth on Schedule 3.15(a).

(b)  Bank systems changes described in this subsection (b) are not the same as those described in Schedule 3.15(a).  With regard to Bank's changes to its then current systems, equipment, and/or protocols (i) that are not required for the Plan (i.e., optional features and services), but (ii) which changes Bank believes Stage might want to incorporate into the Plan, Bank shall offer to Stage the opportunity to have such Bank systems changes incorporated into the Plan.  If Stage so chooses, then Stage shall be responsible to pay (x) to Bank a fee agreed upon by the parties in consideration for Bank making its systems changes available for the Plan, and (y) Stage's costs for changes to its own systems required to incorporate the subject Bank systems changes into the Plan; provided, however, that Bank shall not charge any fee to Stage if Bank has incorporated (or has offered, or committed, to incorporate) any such Bank systems changes at no cost with respect to a majority of the other credit card portfolios it supports, but in any case subject to Schedule 3.15(a).  For clarity, Bank shall apply to the Plan, without charge to Stage, any changes made to Bank systems for purposes of systems maintenance, correction of defects and upgrade in the ordinary course that are necessary for Bank to continue to provide the agreed features and functionality of the Plan.

3.16  Reports.  Bank will deliver to Stage the reports set forth in Schedule 3.16, as specified therein and such other Bank reports as specified herein.  Bank may provide any additional reports requested by Stage upon such terms and conditions (including cost) as are mutually agreed to by the parties.

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3.17  New Businesses.

(a)  Generally:  Stage shall promptly notify Bank in writing of the existence of any New Business. Whether and how any New Business is incorporated into this Agreement and the Plan shall be determined by the terms of this Section 3.17.

(b)  Like-Kind New Business:

(i)  Without a Private Label Credit Card Program.  If Stage or any of its Affiliates internally develops or acquires a Like-Kind New Business that does not have a pre-existing private label credit card program, the program shall become part of the Plan and this Agreement, unless otherwise agreed in writing by the parties.

(ii)  Without a Co-Branded Credit Card Program.Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates internally develops or acquires a Like-Kind New Business that does not have a pre-existing co-branded credit card program, Bank and Stage each shall have the rights and obligations set forth at Section 2.5 and Schedule 2.5.

(iii)  Existing Private Label Credit Card Program Issued by Bank.  If Stage or any of its Affiliates acquires a Like-Kind New Business that offers a pre-existing private label credit card program through an agreement with Bank or an Affiliate of Bank, the parties, through the Plan Committee and subject to the escalation procedures set forth in Schedule 3.1, shall assess whether to integrate the acquired private label credit card program into this Agreement and the Plan, or operate such private label credit program separately pursuant to the terms of the agreement between the acquired Like-Kind New Business and the Bank or the Bank Affiliate.  Notwithstanding any provision of this Agreement, including the Plan Committee Matter resolution provisions set forth in Schedule 3.1, if the parties fail to agree, the acquired private label credit card program shall be governed by the provisions of the agreement between the acquired Like-Kind New Business and the Bank or its Affiliate, provided that such Agreement shall not affect the Plan under this Agreement.

(iv)  Existing Co-Branded Credit Card Program Issued by Bank.  Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates acquires a Like-Kind New Business that offers a pre-existing co-branded credit card program through a contract with Bank or an Affiliate of Bank, the acquired co-branded credit card program shall be governed by the provisions of the contract between the acquired Like-Kind New Business and the Bank or its Affiliate.

(v)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Acquired Retailer.  If Stage or any of its Affiliates acquires a Like-Kind New Business that offers a pre-existing private label credit card program and/or

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co-branded credit card program issued by the acquired retailer (including through an acquired affiliate), Stage shall have the right, in its sole discretion, with respect to each such program, to (A) retain ownership and administration of the credit card program; (B) negotiate with the Bank for the purchase and administration of the credit card program; or (C) subject to the Bank's Preferred Negotiation Rights, offer the credit card program for sale to a third party.

(vi)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Third Party Issuer.  If Stage or any of its Affiliates acquires a Like-Kind New Business that offers a pre-existing private label credit card program and/or co-branded credit card program through an agreement with an unaffiliated third-party provider (other than Bank or a Bank Affiliate), Stage shall have the right, in its sole discretion, with respect to each such program individually, to (A) continue to operate such program under the agreement with such third-party issuer/provider; (B) purchase and administer the credit card program itself; (C) negotiate with Bank for the purchase and administration of the credit card program; or (D) subject to Bank's Preferred Negotiation Rights, offer the credit card program for sale to a third party.

(vii)  Cross Acceptance. If Bank does not support or purchase the private label credit card portfolio of an acquired or internally developed Like-Kind New Business ("Like-Kind Parallel Plan"), the parties shall cooperate, at Stage's request, to enable (A) the sales channels operating under the Like-Kind Parallel Plan to accept the Credit Cards issued under this Agreement, and (B) the Sales Channels subject to this Plan to accept the private label credit cards issued under the Like-Kind Parallel Plan; provided that Stage shall bear the cost of its and Bank's communications lines or systems changes necessary to support such cross-acceptance and the cost of the communications lines between Stage and the third party issuer will be decided between Stage and such third party.  This paragraph (vii) is exclusive of the sales channels covered by Sections 3.17(c)(vii) below. Cooperation by Stage includes but is not limited to having systems and telecommunications capability that   can interface with Bank on substantially the same basis that Bank interfaces with the Sales Channels.

(c)  Steele's Like-Kind New Business:

(i)  Without a Private Label Credit Card Program.  If Stage or any of its Affiliates internally develops or acquires a Steele's Like-Kind New Business that does not have a pre-existing private label credit card program, the program shall become part of the Plan and this Agreement, unless otherwise agreed in writing by the parties, subject to the reassessment process set forth below in this Section 3.17(c)(i). Notwithstanding the foregoing, if Stage acquires a Steele's Like Kind Business and that acquired New Business is integrated into the Plan under the terms of the Plan and this Agreement, the parties will review the performance of the Accounts associated with the acquired Steele's Like-Kind New Business on a stand-alone basis as of the first, second and third anniversaries of the integration

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of the acquired Steele's Like-Kind New Business into the Plan.  If any such reassessment indicates that the Adjusted Net Yield of the Accounts associated with the acquired Steele's Like-Kind New Business for the prior twelve (12) month period (as calculated pursuant to Schedule 6.1, but adjusted to exclude the deduction of (****) ($(****))) is less than (****) ((****)%), the parties will negotiate in good faith changes to the Plan applicable to the acquired Steele's Like-Kind New Business with the goal of increasing the Adjusted Net Yield (adjusted as described above) of the acquired Steele's Like-Kind New Business to be at least (****) ((****)%).  If the parties cannot agree to such changes, and the Adjusted Net Yield (as adjusted above) of the acquired Steele's Like-Kind New Business is greater than or equal to (****) ((****)%), Bank shall continue its support of the acquired Steele's Like-Kind New Business.  If the parties cannot agree to such changes, and the Adjusted Net Yield (as adjusted above) is less than (****) ((****)%), Bank may terminate its support of the acquired Steele's Like-Kind New Business and Bank shall cooperate in good faith in the wind-down or sale of the associated Stage Portfolio Assets as set forth in Schedule 12.4.
(ii)  Without a Co-Branded Credit Card Program.Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates internally develops or acquires a Steele's Like-Kind New Business that does not have a pre-existing co-branded credit card program, if Stage desires to issue a co-branded credit card program in connection with such Steele's Like-Kind New Business, Bank and Stage shall each have the rights and obligations set forth at Section 2.5 and Schedule 2.5.
(iii)  Existing Private Label Credit Card Program Issued by Bank.  If Stage or any of its Affiliates acquires a Steele's Like-Kind New Business that offers a pre-existing private label credit card program through an agreement with Bank or an Affiliate of Bank, the parties, through the Plan Committee and subject to the escalation procedures set forth in Schedule 3.1, shall assess whether to integrate the acquired private label credit card program into this Agreement and the Plan, or operate such private label credit program separately pursuant to the terms of the agreement between the acquired business and the Bank or the Bank Affiliate.  Notwithstanding any provision of this Agreement, including the Plan Committee Matter resolution provisions set forth in Schedule 3.1, if the parties fail to agree, the acquired private label credit card program shall be governed by the provisions of the agreement between the acquired Steele's Like-Kind New Business and the Bank or its Affiliate, provided that such Agreement shall not affect the Plan under this Agreement.
  (iv)  Existing Co-Branded Credit Card Program Issued by Bank.  Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates acquires a Steele's Like-Kind New Business that offers a pre-existing co-branded credit

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card program through an agreement with Bank or an Affiliate of Bank, the acquired co-branded credit card program shall   be governed by the provisions of the agreement between the acquired Steele's Like-Kind New Business and the Bank or its   Affiliate.
(v)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Acquired Retailer.  If Stage or any of its Affiliates acquires a Steele's Like-Kind New Business that offers a pre-existing private label credit card program and/or co-branded credit card program issued by the acquired retailer (including through an acquired affiliate), Stage shall have the right, in its sole discretion, with respect to each such program individually, to (A) retain the administration of the credit card program(s); (B) negotiate with Bank for the purchase and administration of the credit card program(s); or (C) subject to Bank's Preferred Negotiation Rights, offer the credit card program(s) for sale to a third party.
(vi)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Third Party Issuer.  If Stage or any of its Affiliates acquires a Steele's Like-Kind New Business that offers a pre-existing private label credit card program and/or co-branded credit card program through an agreement with an unaffiliated third-party provider (other than Bank or a Bank Affiliate), Stage shall have the right, in its sole discretion, with respect to each such program, to (A) continue to operate such program under the agreement with such third-party issuer/provider; (B) purchase and administer the credit card program itself; (C) negotiate with Bank for the purchase and administration of the credit card program; or (D) subject to Bank's Preferred Negotiation Rights, offer the credit card program for sale to a third party.
(vii)  Cross Acceptance.  If Bank does not support or purchase the private label credit card portfolio of an acquired or internally developed Steele's Like-Kind New Business ("Steele's Like-Kind Parallel Plan"), the parties shall cooperate, at Stage's request, to enable (A) the sales channels operating under the Steele's Like-Kind Parallel Plan to accept the Credit Cards subject to this Plan that are issued under the Steele's Nameplate (or any other Stage Nameplate that is a Steele's Like-Kind New Business integrated into this Plan in accordance with this Section 3.17(c)) and (B) the Sales Channels operating under the Steele's Nameplate (or any other Stage Nameplate that is a Steele's Like-Kind New Business integrated into this Plan in accordance with this Section 3.17(c)) to accept the private label credit cards subject to the Steele's Like-Kind Parallel Plan; provided that Stage shall bear the cost of its and Bank's communications lines or systems changes necessary to support such cross-acceptance and the cost of the communications lines between Stage and the third party issuer will be decided between Stage and such third party.  Cooperation by Stage includes but is not limited to having systems and telecommunications capability that can interface with Bank on substantially the same basis that Bank interfaces with the Sales Channels.
(d)  Non-Like-Kind New Business

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(i)  Without a Private Label Credit Card Program.  If (A) Stage or any of its Affiliates internally develops or acquires a Non-Like-Kind New Business that does not have a pre-existing private label credit card program and (B) Stage desires to issue a private label credit card program in connection with such New Business, Bank shall have Preferred Negotiation Rights.
(ii)  Without a Co-Branded Credit Card Program. Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates internally develops or acquires a Non-Like-Kind New Business that does not have a pre-existing co-branded credit card program, if Stage desires to issue a co-branded credit card program in connection with such New Business, Bank and Stage shall each have the rights and obligations in connection with a co-branded credit card program for the Sales Channels subject to this Agreement pursuant to Section 2.5 and Schedule 2.5.
(iii)  Existing Private Label Credit Card Program Issued by Bank.  If Stage or any of its Affiliates acquires a Non-Like-Kind New Business that offers a pre-existing private label credit card program through an agreement with Bank or an Affiliate of Bank, the parties, through the Plan Committee and subject to the escalation procedures set forth in Schedule 3.1, shall assess whether to integrate the acquired private label credit card program into this Agreement and the Plan, or operate such private label credit program separately pursuant to the terms of the agreement between the acquired business and the Bank or the Bank Affiliate.  Notwithstanding any provision of this Agreement, including the Plan Committee Matter resolution provisions set forth in Schedule 3.1, if the parties fail to agree, the acquired private label credit card program shall be governed by the provisions of the agreement between the acquired Non-Like-Kind New Business and the Bank or its Affiliate.
(iv)  Existing Co-Branded Credit Card Program Issued by Bank.  Subject to Section 3.17(e), if Stage and Bank had previously launched a co-branded credit card program, and then Stage or any of its Affiliates acquires a Non-Like-Kind New Business that offers a pre-existing co-branded credit card program through an agreement with Bank or an Affiliate of Bank, the acquired co-branded credit card program shall be governed by the provisions of the agreement between the   acquired Non-Like-Kind New Business and the Bank or its Affiliate.
(v)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Acquired Retailer.  If Stage or any of its Affiliates acquires a Non-Like-Kind New Business that offers a pre-existing private label credit card program and/or co-branded credit card program issued by the acquired retailer (including through an acquired affiliate), Stage shall have the right, in its sole discretion, to (A) retain the administration of the credit card program(s); (B) negotiate with Bank for the purchase and administration of the credit card program(s); or (C) subject to Bank's Preferred Negotiation Rights, offer the credit card program(s) for sale to a third party.
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(vi)  Existing Private Label and/or Co-Branded Credit Card Program Issued by Third Party Issuer.  If Stage or any of its Affiliates acquires a Non-Like-Kind New Business that offers a pre-existing private label credit card program and/or co-branded credit card program through an agreement with an unaffiliated third-party provider (other than Bank or a Bank Affiliate), Stage shall have the right, in its sole discretion, with respect to each such program, to (A) continue to operate such program under the agreement with such third-party issuer/provider; (B) purchase and administer the credit card program itself; (C) negotiate with Bank for the purchase and administration of the credit card program; or (D) subject to Bank's Preferred Negotiation Rights, offer the credit card program for sale to a third party.
(e)  Rights and Obligations Following Establishment of a Co-Branded Credit Card Program under the Plan.  If there is an existing co-branded credit card program that is part of the Plan at the time the New Business is acquired or at the time Stage desires to offer a co-branded credit card for an internally developed New Business, the parties rights and obligations applicable to private label credit card programs shall apply with respect to the proposed co-branded credit card program for the New Business, replacing references to private label credit cards with references to co-branded credit cards, mutatis mutandis.
(f)  Conversion of Acquired Credit Card Portfolios.  The following provisions shall apply with respect to the credit card portfolios of New Businesses integrated into the Plan pursuant to Section 3.17.
(i)  Unless otherwise agreed between the parties in writing, any acquired private label credit card portfolio that is to be integrated into the Plan pursuant to this Section 3.17 shall be offered on the then-current terms and conditions of the Plan.

(ii)  Bank shall bear all costs related to conversions pursuant to this Section 3.17, including replacement of credit cards with Credit Cards, notices to cardholders who have become Cardholders, and compliance with other requirements of Applicable Law.

(iii)  At the request of either party, if Bank acquires a co-branded credit card portfolio in connection with Stage's acquisition of a New Business pursuant to this Section 3.17, the parties shall discuss, through the Plan Committee whether the acquired co-branded credits cards should be issued as private label Credit Cards under the Plan.

(g)  No Other Stage Obligations.

(i)  Except as set forth in this Section 3.17, Stage and its Affiliates shall have no obligation to (A) include in the Plan any credit portfolios or business acquired by Stage or any of its Affiliates; (B) otherwise cause such portfolios to be transferred to Bank; or (C) otherwise transfer any such portfolios to Bank.

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(ii)  The non-competition provisions set forth in Section 2.5 shall not apply to the ownership and/or administration of accounts described in this Section 3.17, nor any additional accounts related thereto, and Stage and its Affiliates shall have no obligation to offer the Credit Cards in the Sales Channels through which such accounts are offered.
(iii)  No party to any transaction requiring a conversion under the terms of this Section 3.17 shall be obligated to perform such conversion during a  Wind-down Period.
(iv)  Stage and its Affiliates shall take reasonable steps to differentiate the Credit Cards from credit cards issued under any program the Bank does not acquire under Section 3.17.
3.18  Sale of Businesses.

(a)  General.  This Section 3.18 addresses the sale by Stage or its Affiliates of control of (or substantially all the assets of) a line of business associated with less than all the Stage Nameplates to an unaffiliated third party. The following provisions do not apply to an internal reorganization, a change in Control of SSI or SRI or any other transaction covered by Schedule 13.4).

(b)  Sale of Stage Nameplates.  If Stage and/or its Affiliates sell to an unaffiliated third party ("Nameplate Acquirer") the line of business associated with one or more Stage Nameplates, but less than all of the Stage Nameplates, whether by sale of substantially all the assets associated with such Stage Nameplate(s) or sale of Control of the legal entity(ies) operating such Stage Nameplate(s), Stage shall provide written notice thereof to Bank and the parties shall discuss in good faith appropriate adjustments to the Target Penetration Rate to reflect the proportionate impact of the sale of such Stage Nameplates.  Bank shall have option to require the Nameplate Acquirer to enter into a private label credit card plan agreement with Bank, under terms that are identical to this Agreement in all material and substantive respects at such time, except as set forth in this subsection 3.18(b) (the "Nameplate Specific Plan"), provided that Bank acts reasonably and in good faith in connection with the negotiation of the agreement for the Nameplate Specific Plan.  For example, if Stage assigns the business that corresponds to the "Beall's" Stage Nameplate, Bank would have option to enter a Nameplate Specific Plan for the Beall's line-of-business.  Bank's option shall expire if Bank does not exercise such option by providing written notice thereof to Stage within ten (10) Business Days of the date of Stage's notice to Bank.  If Bank notifies Stage that it will not exercise its option, or the option expires, subsection 3.18(c) shall apply.  The agreement for the Nameplate Specific Plan shall have the following modifications from this Agreement:

(i)  The Nameplate Acquirer and Bank will be the only parties thereto, and the agreement will apply only to the Stage Nameplate purchased by the Nameplate Acquirer and not to any other sales channels or operations of the Nameplate Acquirer.  Without limitation of the foregoing, Section 2.5 and Schedule 2.5 shall apply only to the sales channels of the Nameplate Acquirer

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operating under the purchased Stage Nameplate.  The provisions of Sections 3.17 and 3.18 will be inapplicable to the agreement, except in connection with an acquisition that the Nameplate Acquirer chooses, in its discretion, to convert to the Stage Nameplate.

(ii)  Any cross shopping between the Nameplate Specific Plan and the Plan created under this Agreement would be subject to separate agreement among the parties.

(iii)  Bank will agree, at the Nameplate Acquirer's option, to support cross shopping between the Stage Nameplate purchased by the Nameplate Acquirer and the other sales channels of the Nameplate Acquirer on the same basis that Bank agrees to support cross shopping under Section 3.17

(iv)  Any information provided by Bank to any assignee will relate only to the Nameplate Specific Plan.

(v)  Bank will have the right to require one (1) settlement even if the assignment involves more than one (1) business or entity.

(vi)  The Nameplate Acquirer will have no obligation to modify the Cardholder Loyalty Program or any loyalty program operated by the Nameplate Acquirer in its other sales channels on the basis of a comparison of the two.

(vii)  Neither Bank nor the Nameplate Acquirer will have any obligation to the other with respect to the Signing Bonus or the Bank Performance Bonus.

(viii)  (****)

(c)  If (i) Stage or any of its Affiliates sells, transfers or assigns to one or more third parties one or more Sales Channels that do not constitute the entire line of business of a Stage Nameplate, (ii) Bank notifies Stage that it will not exercise its option under subsection 3.18(b), or (iii) such option expires, then Stage may offer its designated purchaser the right to acquire the portion of the Stage Portfolio Assets related to such sale, transfer or assignment.  Bank shall reasonably cooperate in the consummation of such acquisition of Stage Portfolio Assets to the same extent as if such disposition were a purchase of Stage Portfolio Assets upon the expiration or termination of this Agreement; subject to the following conditions and clarifications.  First, Stage shall pay Bank's reasonable direct out of pocket expenses (excluding standard (i.e., not special project) overhead) incurred to support the purchase of Stage Portfolio Assets by such third party and Bank shall deliver to Stage a good faith estimate of any such costs prior to the commencement of any such project. Second, any purchase agreement associated with such transaction shall be commensurate, including as to market-standard terms and conditions, with the size of the transaction.

(d)  For purposes of this Section 3.18, an Account shall be related to a disposition of Sales Channels if at least fifty percent (50%) of the in-store purchases on

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such Account in the twelve (12) month period immediately preceding the disposition occurred in Sales Channels that are subject to such disposition.

3.19  Secondary Provider Programs.  The parties agree to the provisions of Schedule 3.19 with respect to the establishment and operation of Secondary Provider Programs.

SECTION 4. INTELLECTUAL PROPERTY
4.1   Parties' Marks.

(a)  Subject to the other provisions of this Agreement, Stage hereby grants to Bank a non-exclusive, non-transferable, non-sublicensable (except with Stage's prior written consent) license for Bank to use the Stage Marks solely in satisfaction of its duties, rights and obligations described in this Agreement, including without limitation, using the same in any and all promotional materials, Plan Documentation, advertising, websites, marketing, and solicitations related to the Plan, during the Term.  Bank shall use the trademark designations "®" or "TM" or such other designation as Stage may specify or approve in connection with the Stage Marks on the Credit Cards, Plan Documentation and promotional materials.  Bank agrees it will not use the Stage Marks on or in connection with any products or services or for any other purpose other than as explicitly described in this Agreement except as required by Applicable Law.  Bank shall not use the Stage Marks in connection with any Bank Enhancement Marketing Services without Stage's prior written consent.  Stage also grants Bank and its Affiliates the non-exclusive, non-transferable right during the Term to use the Stage Nameplates and Stage Marks in connection with the Bank's product marketing and promotional materials and literature in written and electronic form solely to identify Stage as a customer of Bank in its business client lists.

(b)  Bank recognizes that Stage is the sole owner of the Stage Marks, that Bank has no rights of ownership or license therein (except as explicitly provided in Section 4.1(a) above), and that Bank is not entitled to (and shall not) use the Stage Marks other than as explicitly and specifically provided in this Agreement.  Anything in this Agreement to the contrary notwithstanding, Stage shall retain all rights in and to Stage Marks pertaining to such Accounts, and all goodwill associated with the use of Stage Marks (whether under this Agreement or otherwise) shall inure to the benefit of Stage.  Stage shall have the right, in its sole and absolute discretion, to prohibit the use of any Stage Marks in any Forms, advertisements or other materials or references proposed to be used by Bank which Stage deems objectionable or improper.  Bank shall cease all use of Stage Marks upon expiration of the Wind-down Period unless Bank retains the Accounts after termination of the Agreement.  In that case, Bank may use Stage Marks solely in connection with the administration and collection of the balance due on the Accounts for a period of six (6) months.  Bank agrees and covenants not to (i) claim any right, title or interest in or to the Stage Marks except as permitted by this Agreement, (ii) assert that any failure of Stage to set standards for or police Bank's use of the Stage Marks results in an abandonment of Stages rights, title

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or interest in or to the Stage Marks, (iii) directly or indirectly, question, attack, contest or challenge the validity of the Stage Marks, any other trademark, service mark, logo or other Intellectual Property of Stage or Stage's rights, title or interest therein, or (v) willingly become a party adverse to Stage in any litigation or proceedings in which a third party is questioning, attacking, contesting or challenging the validity of the Stage Marks, any other trademark, service mark, logo or other Intellectual Property of Stage, or Stage's right, title or interest therein.
(c)  Stage recognizes that Bank is the sole owner of the Bank Marks, that  Stage has no rights of ownership or license therein, and that Stage is not entitled to (and shall not) use the Bank Marks other than as explicitly and specifically provided in this Agreement.  As a point of clarification, Bank has and retains all rights in and to Bank Marks and the use thereof, and all goodwill associated with the use of Bank Marks (whether under this Agreement or otherwise) shall inure to the benefit of Bank.  Bank shall have the right, in its sole and absolute discretion, to prohibit the use of any Bank Marks in any Plan Documents, advertisements, or other materials or references proposed to be used Stage which Bank deems objectionable or improper.  Stage shall cease all use of Bank Marks upon the upon the expiration of the Wind-down Period.

(d)  Each party (licensee) shall submit any proposed use of the other party's (licensor) Marks to the licensor for review and shall obtain the licensor's prior written approval before using the licensor's Marks.  Each party (as licensor) shall review and provide any approval or objection to the use of its Marks within five (5) Business Days of receiving the request for review.  Notwithstanding the foregoing in this Section 4.1(d), neither party shall have an obligation to submit for prior approval any use of the other party's Marks that has been previously approved for use in the same context or in a context that is the same in all material respects.

4.2   Intellectual Property.

(a)  Any software or other technology developed by or for Stage or its Affiliates, at Stage's expense, to facilitate the Plan, including but not limited to, software and software modifications developed in response to the Bank's request or to accommodate Bank's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Stage and/ or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by it and/or its Affiliates, and Bank shall return to Stage, all materials containing such Intellectual Property upon termination of this Agreement.

(b)  Any software or other technology developed by or for Bank or its Affiliates, at Bank's expense, to facilitate the Plan, including but not limited to, software and software modifications developed in response to the Stage's request or to accommodate Stage's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/ or its Affiliates.

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Nothing in this Agreement shall be deemed to convey a proprietary interest to Stage or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by it and/or its Affiliates, and Stage shall return to Bank, all materials containing such Intellectual Property upon termination of this Agreement.
SECTION 5. SETTLEMENT AND CHARGEBACKS
5.1  Settlement.  Each day (not just Business Days), Stage shall electronically transmit all Transaction Records (from its main offices and/or its Sales Channels) to Bank within a reasonable period of time and in the format used by the parties as of June 1, 2012 or another format agreed by the parties.  Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, post such transactions to the appropriate Accounts and, in the time frames specified herein, Bank will remit to Stage an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made.  Bank will transfer funds via ACH to the Stage Deposit Account.  For Transaction Records received by Bank's processing center before 1 pm Eastern time on a Business Day, Bank will initiate such ACH transfer on the next Business Day thereafter.  For Transaction Records received by Bank's processing center either (i) after 1 pm Eastern time on a Business Day, or (ii) on a non-Business Day, Bank will initiate such transfer no later than the second Business Day thereafter; provided, however, that if the Bank receives Transactions Records on a Friday after the 1 pm Eastern cut-off time but prior to 1 pm Eastern on Sunday, Bank will initiate such ACH transfer on the immediately following Business Day.  The term "initiate" shall mean that Bank shall transmit an ACH file to Bank's financial institution for payment to the Stage Deposit Account no later than the next Business Day.  Bank shall make accelerated settlement available to Stage at such time as Bank implements the same for any of its other credit card portfolio partners.

5.2  Offset.  Bank may, if Stage fails to pay Bank any amounts due to Bank (and not subject to a good faith dispute) pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Stage under this Agreement.  Stage may, if Bank fails to pay Stage any amounts due to Stage (and not subject to a good faith dispute) pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against any other amounts owed by Stage to Bank under this Agreement.

5.3  Transaction Records.

(a)  All Transaction Records are subject to review by Bank.  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank must notify Stage of the error within thirty (30) days of the transaction date, including details of the discrepancy and the amount of any proposed credit to the Stage Deposit Account or netting against Net Proceeds (as the case may be) to correct such error.  If Stage disputes the error or the proposed credit or

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netting, it shall notify Bank in writing within five (5) Business Days after receiving notice of such error and the parties shall resolve such error through the dispute resolution process set forth in Section 13.19.  If Stage does not notify Bank of any dispute before the end of the five (5) Business Day period, Bank shall credit the Stage Deposit Account or net against the Net Proceeds (as the case may be) the amount as notified to Stage on the Business Day following the end of such five (5) Business Day period.  If Stage disputes an error and it is determined in accordance with Section 13.19 that there was an error, Bank shall credit the Stage Deposit Account or net against the Net Proceeds (as the case may be) in the amount agreed by the parties (if any) on the Business Day following the completion of the dispute resolution process.  If the Net Proceeds are insufficient to cover the amount to be netted, Stage shall remit the proper amount to Bank within thirty (30) days following receipt of written demand from Bank.  Bank may not make any correction with respect to a Transaction Record of which it has not notified Stage within thirty (30) days of the transaction date unless approved in writing by Stage.
(b)   Stage shall be responsible for ensuring that all Promotional Program Purchases are properly designated as such on the Transaction Record as mutually agreed by the parties.

5.4  Chargebacks.  Bank shall have the right to charge back the amount (or portion of the amount, as applicable) of the subject Purchase (including applicable sales tax) under the terms and conditions of this Section 5.4.

(a)  If any Applicant or Cardholder claim, defense, dispute, or basis for non-payment is based on an alleged action or inaction by Stage and/or otherwise involves the Goods and/or Services and is made pursuant to and within the time limits permitted under Applicable Law;

(b)  If Bank reasonably determines, in a manner consistent with making such determinations across Bank's other credit card portfolios, within twelve (12) months of the date of the Purchase as indicated on the Charge Slip that, with respect to such Purchase or the Account that:  (i) there is a breach of any warranty or representation made by under Section 7.3 with respect to the applicable Transaction Records;  (ii) there is a failure by Stage to comply with any term or condition of this Agreement that is the proximate cause of a claim, defense or dispute in subsection (a), which shall not have been cured within thirty (30) days after written notice thereof from the Bank; or (iii) Bank reasonably determines, upon receipt of a fraud affidavit from the Cardholder, that the fraud was perpetrated by Stage's employees or agents or Stage's failure to comply with the Operating Procedures; or

(c)  For any chargeback reason as set forth in the Operating Procedures.

5.5  Exercise of Chargebacks.  With respect to any amounts to be charged back pursuant to Section 5.4, Bank will offset such amount as part of the Net Proceeds to be paid to Stage, to the extent the balance thereof is sufficient or, to the extent not sufficient, Bank may demand payment from Stage for the full or any partial amount of

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such chargeback.  Stage shall remit such amount to Bank within thirty (30) days after receiving written demand from Bank.  Upon payment in full of the related amount by Stage to Bank, or off-setting, as the case may be, Bank shall transfer to Stage, without any representation, warranty or recourse, all of Bank's right to payments of such amounts charged back in connection with such Purchase.  Bank will exercise commercially reasonable efforts to cooperate with Stage in any efforts by Stage to collect the chargeback amount.  Bank may reduce the amount owed by a Cardholder on any Purchase subject to chargeback, but the related chargeback shall then be equal to the reduced (or net) amount owed by the Cardholder.  Stage shall not resubmit or re-transmit any charged back Purchase to Bank, without Bank's prior written consent, not be unreasonably withheld, conditioned or delayed.
5.6  Cardholder Disputes.

(a)  Stage shall promptly notify Bank regarding any Cardholder dispute reported to Stage's customer service group regarding an Account.  This includes but is not limited to claims related to outstanding balances, Bank reports to credit bureaus, finance charges, fees, and collection efforts (e.g., notification that the Cardholder has filed bankruptcy or wants collection communications directed to legal counsel, etc.).

(b)  Stage shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through Stage pursuant to the Plan.  Stage shall timely process credits or refunds for Cardholders utilizing the Plan.

(c)  Stage shall cooperate with Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

5.7  No Special Agreements.  Stage will not extract any special agreement, condition, fee, or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

SECTION 6.  FINANCIAL TERMS
6.1  Plan Economics.  The parties agree as set forth on Schedule 6.1 with respect to the economics and financial terms of the Plan.

6.2  Payment Method.  Unless otherwise agreed by the parties, including as expressly provided herein, all payment obligations between the parties shall be made through the Automated Clearing House.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF STAGE
Each of SSI and SRI hereby severally, each with respect to itself, represents and warrants to Bank as follows:
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7.1  Organization, Power and Qualification.  It is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  It is duly qualified and in good standing to do business in all jurisdictions where located and/or conducting business, except where the failure to be so qualified would not have a material adverse effect on Stage's business or its or Bank's ability to perform as required under this Agreement or operate the Plan.

7.2  Authorization, Validity and Non-Contravention.

(a)  This Agreement has been duly authorized by all its necessary corporate proceedings (or analogous governing proceedings).  Further, this Agreement has been duly executed and delivered by it, and is a valid and legally binding agreement of it and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

(b)  No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over it is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)  The execution and delivery of this Agreement by it and the compliance by it with all provisions of this Agreement:  (i) will not, to the best knowledge of the officer executing this Agreement on its behalf (and anyone advising him or her on such execution), conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement, or other contract or agreement to which it is a party (including but not limited to any under which it is an obligor or by which its property is bound) where such conflict, violation, breach or default would have a material adverse effect on Stage or the Plan, nor will such execution, delivery or compliance violate or result in the violation of the Certificate of Incorporation or By-Laws (or analogous rules of governance) of it, where such violation would have a material adverse effect on Stage, Bank, this Agreement, or the Plan.

7.3  Validity of Transaction Records.

(a)  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, all Purchase information relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold and/or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b)  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, the individuals with responsibility for

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the same have no knowledge or notice of any fact or matter which would materially impair the validity of any Purchase relating to such Transaction Records, the transaction evidenced thereby, or the collectability of amounts due related to such Purchase.

7.4  Compliance with Law.  Any action taken by it or inaction (where it has a duty to act) in connection with the Plan, the Cardholder Loyalty Program, Bank, and/or the sales of Goods and/or Services shall be in compliance with all Applicable Law, except where the failure to comply, individually or in the aggregate, does not or will not have a material adverse effect on Stage, Bank, or the Plan and except for any Applicable Law related to the Credit Cards or Accounts if Bank has not advised Stage in writing of its  obligations with respect thereto.  Stage's compliance with Applicable Law includes, but is not limited to, not engaging in:  the sale of any illegal goods and/or services, the illegal sale of otherwise legal goods and/or services, and sales in violation of federal and state laws designed to prevent unlawful gambling.

7.5  Stage Marks.  Stage has the legal right to use and to permit the Bank to use, to the extent set forth herein, Stage Marks.

7.6  Intellectual Property Rights.  In the event it provides any software or hardware to Bank, it has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not knowingly violate any Intellectual Property rights of any third party.

7.7  Litigation.  There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or, to the best of the knowledge of the officer executing this Agreement on its behalf (and anyone advising him or her on such execution), threatened against it that would materially impair the ability of it to perform its duties under this Agreement or that would constitute a Bank Termination Event.

SECTION 8. COVENANTS OF STAGE
8.1  Notices of Changes.  Stage will as soon as reasonably possible notify Bank of any:  (a) change in the name or form of its business organization, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of SSI or SRI the sale of a substantial amount of its assets not in the ordinary course of business, or any change in the majority ownership of SSI or SRI; (c) material adverse change in its financial condition or operations or commencement of any litigation which, if decided adversely, would have a material adverse effect on Stage or the Plan; (d) adverse opinion by its auditors or accountants and/or a negative opinion by same as to its viability as a going concern; or (e) occurrence that would constitute a Bank Termination Event.  Stage will furnish such additional information with respect to any of the foregoing as Bank may reasonably request, for the purpose of Bank's evaluating the effect of such change on the financial condition and operations of Stage and on the Plan.

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8.2  Financial Statements.  SSI shall furnish to Bank promptly upon request from Bank the following information for the most recently completed Stage Fiscal Year, recognizing that as of the Effective Date and foreseeable future it shall be within the scope of consolidated statements pertaining to SSI:  (a) a consolidated balance sheet, (b) a consolidated statement of operations, (c) a consolidated statement of shareholders' equity, (d) a consolidated statement of cash flows and (e) a copy of the report submitted by the independent registered public accounting firm in connection with such financial statements as have been audited.  Any of the delivery requirements relating to financial information set forth in this Section 8.2 may be satisfied by the filing of the SSI Form 10-K with the U.S. Securities and Exchange Commission at http://www.sec.gov, or comparable public filing format/system that becomes equally recognized by the business community in general during the Term.

8.3  Access Rights.

(a)  Subject to Section 8.3(b) below, Stage will permit, once per consecutive twelve (12) month period during the Term, unless Bank has reasonable cause to do so more than once, authorized representatives designated by Bank, at Bank's expense, to visit Stage's headquarters or other facility where its corporate records are kept, and inspect, to the extent permitted by Applicable Law, any of the books and records of Stage and/or the Sales Channels pertaining to Applicants, Accounts, Transaction Records and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with Stage's officers and independent public accountants, all at reasonable times during normal business hours.  By way of clarification, meetings with Stage's independent public accountants shall be organized by Stage and Bank's scope of inquiry is limited to work produced of, and issues addressed by, such accountants.  By way of further clarification, Stage shall make available (at its headquarters or other facility where its corporate records are kept) specific Stage store data, as requested for the inspection, to obviate the need for Bank to inspect such data at specific Stage stores.

Furthermore, Stage shall permit regulatory bodies having jurisdiction over Bank to visit its facilities related to the Plan during normal business hours with advance notice.  Provided, however, Bank will use good faith efforts to coordinate such regulatory visits in a manner similar to Bank visits described in the preceding paragraph, although Stage recognizes that Bank can only request, not require, regulatory agencies to act accordingly.
(b)  Stage's obligations under Section 8.3(a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or subject to confidentiality obligations to a third party, or (iii) such records are Stage planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records.
8.4  Data Accuracy.  Stage shall use commercially reasonable efforts to provide accurate material factual information related to the Plan to Bank.

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8.5  Insurance.  Stage or an Affiliate of Stage shall maintain the insurance policies providing coverage for Stage during the Term as set forth at Schedule 8.5.

8.6  Commitment of SSI.  SSI shall cause each subsidiary of SSI that operates Sales Channels to comply with the terms of this Agreement.

8.7  Business Continuation/Disaster Recovery Plan.  Stage agrees to maintain one or more commercially reasonable plans designed to identify and lessen the impact resulting from Force Majeure or other causes that would threaten operation of Stage's business, as well as a loss or exposure of information requiring protection as described in Sections 3.13 and 13.17.

SECTION 9. REPRESENTATIONS AND WARRANTIES OF BANK
Bank hereby represents and warrants to Stage as follows:
9.1  Organization, Power and Qualification.

(a)  Bank is duly organized and validly existing Delaware state bank and has the full power and authority to enter into this Agreement and to carry out the provisions of this Agreement, including making revolving credit card loans to consumers.

(b)  Bank is, and shall remain at all times during the Term, an insured depository institution under the provisions of the Federal Deposit Insurance Act, 12 U.S.C. 1811-1831aa.

(c)  Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to conduct its business as it presently is being conducted and to carry out its obligations under this Agreement or operate the Plan.

9.2  Authorization, Validity and Non-Contravention.

(a)  This Agreement has been duly authorized by all necessary corporate (or analogous governing) proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

(b)  No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

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(c)  The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement:  (i) will not, to the best knowledge of the  Bank officer executing this Agreement on Bank's behalf (and anyone advising him or her on such execution), conflict with or violate any Applicable Law, (ii) will not conflict with or result in a breach or default under any of  the terms or provisions of any indenture, loan agreement or other contract or agreement to which Bank is a party (including but not limited to any under which Bank is an obligor or by which Bank's property is bound) where such conflict, violation, breach or default would have a material adverse effect on Bank or the Plan, and (iii) will not violate or result in the violation of the Charter or By-Laws of Bank.

9.3  Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law, except where the failure to so comply does not or will not have an adverse effect on the Bank, Stage or the Plan.

9.4  Intellectual Property Rights.  In the event Bank provides any software or hardware to Stage, Bank has the legal right to such software or hardware and the right to permit Stage to use such software or hardware, and such use shall not violate any Intellectual Property rights of any third party.

9.5  Litigation.  There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or, to the best of Bank's knowledge, threatened against Bank that would materially impair the ability of it to perform its duties under this Agreement or that would constitute a Stage Termination Event.

SECTION 10. COVENANTS OF BANK
Bank hereby covenants and agrees as follows:
10.1  Notices of Changes.  Bank will as soon as reasonably possible notify Stage of any:  (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank, ADS or any other entity that Controls Bank, or the sale of a significant portion of its stock (or other form of ownership), or the sale of a substantial amount of its assets not in the ordinary course of business, or any Change in Control of Bank; (c) material adverse change in its financial condition or operations or commencement of any litigation which, if decided adversely, would have a material adverse effect on Bank or the Plan; (d) adverse opinion by its auditors or accountants as to its viability as a going concern; or (e) occurrence that would constitute a Stage Termination Event.  Bank will furnish such additional information with respect to any of the foregoing as Stage may request for the purpose of evaluating the effect of such change on the financial condition and operations of Bank and on the Plan.

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10.2  Financial Statements.  Bank shall furnish to Stage upon request by Stage, and as soon as available, the following information pertaining to Bank and ADS:  (a) a statement of financial condition; (b) a statement of income; (c) a statement of changes in shareholder's equity; (d) a statement of cash flow; and (e) a copy of the opinion submitted by Bank's and ADS's independent certified public accountants in connection with such of the financial statements as have been audited.

10.3  Access Rights.

(a)  Subject to Section 10.3(b)  below, Bank will permit, once per consecutive twelve (12) month period during the Term, unless Stage has reasonable cause to do so more than once, authorized representatives designated by Stage, at Stage's expense, to visit its facilities and inspect, to the extent permitted by Applicable Law, any of Bank's books and records pertaining to Purchases, to any category of payments owed by one party to the other and to the Plan to determine Bank's compliance with the Agreement, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  Bank shall permit Stage, twice per each consecutive twelve (12) month period during the Term, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review the activities of Bank and its subcontractors.  Bank shall provide Stage with a copy of Bank's auditors' report on internal controls for each fiscal year during the Term.

(b)  Bank's obligations under Section 10.3(a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or subject to confidentiality obligations to a third party, (iii) such records are Bank planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records, or (iv) such records relate to other clients of, or credit programs operated by, Bank.

10.4  Bank's Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

10.5  Data Accuracy.  Bank shall use commercially reasonable efforts to provide accurate material factual information related to the Plan to Stage.

10.6  Insurance.  Bank shall maintain the insurance policies providing coverage for Bank during the Term as set forth at Schedule 10.6.

10.7  Business Continuation/Disaster Recovery Plan.  Bank shall maintain a commercially reasonable plan designed to identify and lessen the impact resulting from Force Majeure or other causes that would threaten operation of Bank's business, as well as a loss or exposure of information requiring protection as described in Sections 3.13 and 13.17.

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SECTION 11. INDEMNIFICATION
11.1  Indemnification Obligations.

(a)  SSI and SRI shall be jointly, but not severally, liable to and shall defend, indemnify and hold harmless Bank and its Affiliates and their respective officers, directors, employees, agents, contractors, subcontractors and their successors and assigns (collectively "Bank Indemnified Parties") from any and all Losses (as hereinafter defined) incurred by them by reason of:  (i) Stage's breach of any representation, warranty or covenant hereunder; (ii) Stage's failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods and/or Services charged to an Account; (iv) any damage caused by or related to a Secondary Provider or any Stage Recurring Billing Program; (v) any action or failure to act (where there was a duty to act) by Stage related to the Plan and/or as otherwise provided for in this Agreement which results in a third party claim against a Bank Indemnified Party, excluding any action or failure to act required by Bank; (vi) the claim of a third party that Stage has infringed upon or misappropriated the Intellectual Property rights of such third party, excluding any claim arising out of or related to Stage's use as intended of materials, documentation, software, systems, procedures or Intellectual Property provided by Bank; (vii) Stage's failure to comply with Applicable Law, except to the extent that such failure arises out of a compliance obligation for which Bank is responsible under this Agreement; and (viii) unauthorized access to or use of modification of or loss of Bank Cardholder Information or Stage Customer Information that occur due to an act or failure to act by Stage or its Affiliates or on Stage's facilities, networks, data storage, computer operations or other systems or processes (including any breaches of security of by an subcontractors or service providers used by Stage or its Affiliates).  In no event shall Stage be liable for Losses to the extent proximately arising from (x) an act (or failure to act when there was a duty to do so) by Bank that constitutes a breach by it under the terms of this Agreement, (y) the negligence of any Bank Indemnified Party, and/or (z) an intentional tort by any Bank Indemnified Party.

(b)  Bank shall be liable to and shall defend, indemnify and hold harmless Stage and its Affiliates and their respective officers, directors, employees, agents, contractors, sub-contractors and their successors and assigns (collectively, "Stage Indemnified Parties") from any and all Losses (as hereinafter defined) incurred by them by reason of:  (i) Bank's breach of any representation, warranty or covenant hereunder; (ii) Bank's failure to perform its obligations hereunder; (iii) any damage caused by or related to the Protection Programs or Bank Enhancement Marketing Services; (iv) any action or failure to act (where there was a duty to act) by Bank and its officers, directors, and employees relating to the Plan and/or as otherwise provided for in this Agreement which results in a claim against a Stage Indemnified Party; (v) the claim of a third party that Bank has infringed upon or misappropriated the Intellectual Property rights of such third party; (vi) Bank's failure to comply with Applicable Law, except to the extent that such failure arises out of a compliance obligation for which Stage is responsible under this Agreement; and (vii) unauthorized access to or use of modification of or loss of Bank Cardholder Information or Stage Customer Information that occur due to an act or failure

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to act by Bank or its Affiliates or on Bank's facilities, networks, data storage, computer operations or other systems or processes (including any breaches of security of by an subcontractors or service providers used by Bank or its Affiliates).  In no event, however shall Bank be liable for Losses to the extent proximately arising from (i) an act (or failure to act when there was a duty to do so) by Stage that constitutes a breach by it under the terms of this Agreement, (ii) the negligence of any Stage Indemnified Party, and/or (iii) an intentional tort by any Stage Indemnified Party.

(c)  For purposes of this Section 11.1 the term "Losses" shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys' fees, disbursements, settlements (which require the other party's consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank, Stage, or a third-party, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement; provided however, that Losses shall not include any overhead costs that either party would normally incur in conducting its everyday business.

11.2  LIMITATION ON LIABILITY.

NOTWITHSTANDING SECTION 11.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES THE OTHER PARTY INCURS OR CLAIMS TO HAVE INCURRED ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO (A) AN INDEMNIFICATION OBLIGATION IN RESPECT OF A THIRD PARTY CLAIM PURSUANT TO SECTION 11.1 BUT ONLY TO THE EXTENT OF AMOUNTS ACTUALLY PAID TO SUCH THIRD PARTY; OR (B) A PARTY'S INTENTIONAL BREACH OF THIS AGREEMENT, FRAUD, OR WILLFUL MISCONDUCT.
11.3  NO WARRANTIES.  EXCEPT AS PROVIDED HEREIN, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE MADE HEREUNDER.

11.4  Notification of Indemnification; Conduct of Defense.

(a)  In no case shall the indemnifying party be liable under Section 11.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless the indemnifying party shall be notified in writing by the indemnified party of the nature of the claim within a reasonable time after the assertion of the claim.  However, failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have under other provisions of this Agreement, except to the extent that the indemnifying party's right to defend the matter is materially and irrevocably prejudiced by such failure of the indemnified party to give prompt notice to the indemnifying party.

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(b)  The indemnifying party shall be entitled to participate, at its own expense, in the defense of any suit brought against the indemnified party which gives rise to a claim under this Section 11 of a claim by the indemnified party against the indemnifying party.  Alternatively, the indemnifying party may elect to assume defense of such claim against the indemnified party which gives rise to a claim against the indemnifying party; provided, however, that the indemnifying party shall not enter into a settlement or compromise of any such claim in the event such settlement or compromise imposes any non-financial liability or obligation on the indemnified party without the prior written consent of the indemnified party.  If the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld, conditioned or delayed.  Once the indemnifying party has retained counsel approved by the indemnified party, the indemnified party (or the person or persons so indemnified who are the defendant or defendants in the suit) shall bear the fees and expenses of any additional counsel it chooses to retain.

SECTION 12. TERM, EXPIRATION AND TERMINATION
12.1  Term and Expiration.  Upon execution by authorized representatives of both parties, and unless terminated as provided herein, this Agreement shall become effective as of the Effective Date and remain in effect until July 31, 2021 (the "Initial Term").  This Agreement shall automatically renew for successive two (2)-year terms (each a "Renewal Term") thereafter, unless either party provides the other with at least twelve (12) months' written notice of its intention not to renew this Agreement beyond the expiration of the Initial or then current Renewal Term.

12.2  Termination with Cause by Bank; Bank Termination Events.  Each of the following conditions or events shall constitute a "Bank Termination Event" hereunder for which Bank may terminate this Agreement immediately by providing written notice to Stage  and without further action (unless otherwise expressly provided below).

(a)  If Stage shall:  (i) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) make an assignment for the benefit of its creditors; (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (iv) be adjudicated insolvent or be involuntarily liquidated; or (v) take corporate action for the purpose of any of the foregoing and any such event shall materially adversely affect the ability of Stage to perform under this Agreement or the Plan; or

(b)  If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Stage, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of

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any jurisdiction, or ordering the dissolution, winding up or liquidation of Stage, or if any petition for any such relief shall be filed against Stage and such order or petition shall not be dismissed, or appealed, as the case may be, within sixty (60) days; or

(c)  If Stage shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and (i) such default or violation has a materially adverse impact on the Bank or the Plan, or (ii) such individual default or violation is not one that falls under (i), but of which there have been so many occurrences that, collectively, (i) has been triggered, and (iii) whether falling under (i) or (ii), Stage shall not have remedied such default or violation within thirty (30) days after written notice thereof shall have been received by Stage from Bank; or

(d)  As provided in Schedule 12.2(d); or

(e)  If within any rolling six (6) month period, there is a net reduction of twenty-five percent (25%) or more of Stage stores operating under a Stage Nameplate through store closures (and/or the announcement or notification to Bank of same), then at Bank's request, the parties thereafter shall promptly discuss the same through the Plan Committee, subject to the escalation and resolution procedures set forth in Schedule 3.1, to determine a plan to modify the Plan to address the impact of such closures.  If the parties fail to agree on a plan upon completion of such procedures, Bank may immediately terminate this Agreement upon written notice to Stage.  If the parties agree on a plan to address the impact of the closures, but such impact is not addressed as agreed by the parties pursuant to the plan within ninety (90) days following implementation of the change, Bank may immediately terminate this Agreement upon written notice to Stage; or

(f)  If there is a materially adverse change in Stage's financial condition which is reasonably likely to have a material adverse affect on the ability of Stage to perform under this Agreement or the Plan; provided that (i) prior to providing notice of termination pursuant to this subsection (d), Bank shall engage in good faith discussions pursuant the escalation and resolution procedures set forth in Schedule 3.1, as to whether the material adverse change can be remedied or the impact of such change can be mitigated, and (ii)  if Stage disputes whether Bank's termination rights pursuant to this subsection (d) have been triggered; provided that if the parties are unable to agree as to whether Bank's termination rights have been triggered pursuant to this subsection (d), the parties agree to submit to binding arbitration to resolve such issue.  The arbitration procedures agreed by the parties are set forth in Schedule 12.2(f).

12.3  Termination with Cause by Stage; Stage Termination Events.  Each of the following conditions or events shall constitute a "Stage Termination Event" hereunder for which Stage may terminate this Agreement immediately by providing Bank written notice and without further action (unless otherwise expressly provided below):

(a)  If Bank or ADS shall:  (i) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in

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bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) make an assignment for the benefit of its creditors; (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (iv) be adjudicated insolvent or be liquidated; or (v) take corporate action for the purpose of any of the foregoing and any such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan or ADS to serve as a source of strength for Bank; (vi) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement; or (vii) or be the subject of some form of action by a governmental authority having  jurisdiction over Bank (such as but not limited to Bank having its charter (or equivalent right to operate) revoked) such that it cannot materially perform its obligations under this Agreement; or

(b)  If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank or ADS, a custodian, receiver, trustee or other officer with similar powers with respect to Bank or ADS, respectively, or with respect to any substantial part of the property of Bank or ADS, respectively, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank or ADS, or if any petition for any such relief shall be filed against Bank or ADS and such petition shall not be dismissed within sixty (60) days; or

(c)  Except with respect to the Service Level Standards or Bank's obligations to pay Stage per Section 5.1, if Bank shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and (i) such default or violation has a materially adverse impact on Stage or the Plan or (ii) such individual default or violation is not one that falls under (i), but of which there have been so many occurrences that, collectively, (i) has been triggered, and (iii) whether falling under (i) or (ii), Stage and Bank shall not have remedied such default within thirty (30) days after receipt of written notice of the default from Stage; or

(d)  Bank (i) shall fail to pay Stage per Section 5.1, and (ii) Bank shall not have remedied such default within two (2) Business Days after written notice of the default thereof shall have been received by Bank from Stage; or

(e)  Any SLA Termination Event as defined in and subject to the provisions set forth in Schedule 3.8(c); or

(f)  As provided in Schedule 12.3(f); or

(g)  As provided in Schedule 12.3(g); or

(h)  If there is a materially adverse change in Bank's or ADS's financial condition, which is reasonably likely to have a material adverse affect on the ability of

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Bank to perform under this Agreement or the Plan or ADS to act as a source of strength, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; provided that (i) prior to providing notice of termination pursuant to this subsection (h), Stage shall engage in good faith discussions pursuant the escalation and resolution procedures set forth in Schedule 3.1, as to whether the material adverse change can be remedied or the impact of such change can be mitigated, and (ii)  if Bank disputes whether Stage's termination rights pursuant to this subsection (h) have been triggered; provided that if the parties are unable to agree as to whether Stage's termination rights have been triggered pursuant to this subsection (h), the parties agree to submit to binding arbitration to resolve such issue.  The arbitration procedures agreed by the parties are set forth in Schedule 12.2(f).
12.4  Purchase of Accounts.  Upon the termination of this Agreement, the parties agree as set forth on Schedule 12.4 with respect to the Stage Portfolio Assets.

12.5  Performance During the Wind-down Period.  This Agreement shall remain in full force and effect during any Wind-down Period and all obligations of the Parties including (i) operating the Plan, and Bank's servicing of the Accounts, all in good faith and in the ordinary course of their respective businesses, (ii) solicitations, marketing and advertising of the Plan, (iii) acceptance of applications in the ordinary course of business consistent with past practice, (iv) daily settlement, and (v) Bank's obligation to pay in accordance with Schedule 6.1 shall continue upon notice of termination of this Agreement by either Party, except as the Parties may mutually agree, subject to the terms of this Agreement, until the expiration of the Wind-down Period.  The Parties will cooperate to ensure the orderly wind-down or transfer of the Plan, and each Party shall bear its own costs to achieve such orderly wind-down or transfer.  References to the Term in this Agreement do not otherwise limit the effectiveness of this Section.

SECTION 13. MISCELLANEOUS
13.1  Entire Agreement.

(a)  Stage and Bank agree that the 2004 Agreement shall hereby be terminated in its entirety upon the full execution of this Agreement.

(b)  Upon full execution of this Agreement, except for the Third-Party Vendor Agreement by and among Bank, SSI, SRI and Synapse Retail Ventures, Inc. dated as of August 18, 2010, each of which shall remain in full force and effect in connection with the Agreement in place of the 2004 Agreement except as modified by Schedule 3.11(d) hereof, this Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

13.2  Coordination of Public Statements.  (a) Except as required by Applicable Law and/or as set forth in this Section 13.2, neither party will make any public announcement of the Plan or this Agreement or provide any information concerning the Plan or this Agreement to any representative of any news, trade or other media without

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the prior approval of the other party, which approval will not be unreasonably withheld, conditioned or delayed. Stage may make public statements regarding the historic performance of the Plan, Stage's projections of the impact of the Plan on Stage's income and earnings, Plan growth, and Plan portfolio trends; provided that any such statement does not disclose any specific provision of this Agreement that is not publicly disclosed or required to be publicly disclosed by Applicable Law.  Once the execution of this Agreement becomes public knowledge, and thereafter during the Term, neither party will be required to obtain the consent of the other party for the limited purpose of recognizing (orally, or in any form of writing) the fact that the parties are parties to this Agreement and the nature of the relationship created hereunder.
(b)  With regard to (i) responding to any inquiry from any public or governmental authority, (ii) making any public filing under Applicable Law, or (iii) adhering to any requirements of any listing agency (such as but not limited to the New York Stock Exchange), the responding/filing party shall cooperate and coordinate with the non-filing/non-reporting party in a manner consistent with Section 13.17.  The parties recognize (and agree to the appropriateness of) the fact that such disclosures, to the extent permitted hereunder, will in many instances be made by an Affiliate of disclosing party.
(c)  Upon Bank's reasonable request from time to time, Stage shall in good faith consider providing references or participate in marketing campaigns or testimonial initiatives for Bank (and/or its Affiliate Plan servicer) regarding Bank's administration of the Plan and/or the performance of its Affiliate Plan servicer.
13.3  Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

13.4  Successors and Assigns.  The parties agree to the provisions of Schedule 13.4 with respect to successors and assigns.  Notwithstanding any other provision of this Agreement, any Affiliate of Stage may perform its obligation and exercise its rights hereunder, provided that Stage shall remain primarily responsible and liable for any such performance.

13.5  Waiver.  No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

13.6  Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting

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any other provisions or parts of the Agreement which shall remain in full force and effect, unless, when viewed by an objective commercially reasonable person familiar with the consumer credit card industry, the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

13.7  Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: World Financial Network Bank One Righter Parkway, Suite 100 Wilmington, DE 19803 Attn.: President	If to Stage: Stage Stores, Inc. 10201 South Main Street Houston, Texas 77025 Attn.: Chief Financial Officer

With a copy to: Alliance Data 3100 Easton Parkway Columbus, OH 43219 Attn.: Law Department	With a copy to: Stage Stores, Inc. 10201 South Main Street Houston, Texas 77025 Attn.: Senior Vice President – Legal & Risk Management

13.8  Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

13.9  GOVERNING LAW.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE DICTATES OF THE CONFLICTS OF LAW PROVISIONS OF DELAWARE OR ANY OTHER JURISDICTION.

13.10  Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

13.11  Force Majeure.  Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, accident, strikes or work stoppage, embargo, sabotage, terrorism, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like

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which restrict the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above (a "Force Majeure" event).  In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least sixty (60) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith.  This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.
13.12  Relationship of Parties.  This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

13.13  Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for (a) any unsatisfied payment obligation arising prior to the Effective Date of termination of the Agreement, including pursuant to Sections 5.1 and 6.1 and their corresponding Schedules; and (b) the following Sections and their corresponding Schedules:  Sections 1.1 - 1.3, Section 3.13 (subject to Stage's rights pursuant to Section 12.4), Section 4.1, Section 4.2, Sections 5.4 -  5.6, Section 6.2, Section 11, Section 12.4, Section 12.5, Sections 13.2(a) -13.2(b), Sections 13.7 to  13.18.  Furthermore, in the event a closing under Schedule 12.4 takes place after the termination of this Agreement, then those provisions related to utility of Accounts (pre-existing, as no new Accounts will be opened), the settlement process (including chargebacks, etc.), and Bank's administration of the Plan and credit related decision making shall also survive until the closing, subject to the limitations set forth in Schedule 12.4.

13.14  Mutual Drafting.  This Agreement is the joint product of Stage and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Stage and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

13.15  Independent Contractor.  The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank's personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Stage; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank's obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank's agents, employees, Affiliates,

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or subcontractors, including compliance with workers' compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank's own acts and those of Bank's agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Stage, whether regulatory or contractual, or to assume any responsibility for Stage's business or operations.

13.16            No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity (including any Secondary Provider).  For clarity, this provision shall not be deemed to contravene the indemnification rights or obligations of either party pursuant to Section 11 or to preclude the exercise of such rights by the persons expressly identified in Section 11.

13.17            Confidentiality and Security Control.

(a)  Confidential Information.  Except as specifically provided in Section 3.13 or this Section 13.17, neither party shall use or disclose any Confidential Information (defined below) of the other party which it learns as a result of negotiating or implementing this Agreement.  "Confidential Information" shall mean information not of a public nature concerning the business or properties of the other party including, without limitation, each of the following:  the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement), any proposed and/or agreed upon terms and conditions of any other credit card program agreement between the parties and/or their Affiliates, sales volumes, test results, and results of marketing programs, Plan reports and files generated by Bank (in the case of Bank), trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information, including but not limited to Intellectual Property, of every kind that relates to the business of either party.

However, the definition of "Confidential Information" specifically excludes information which:

(i)  is publicly known prior to the time that the non-owner of such information reveals such information to any third party; provided such public knowledge is not a result of a disclosure in violation of this Section 13.17; or
(ii)  is obtained by a party hereto from a source other than the other party hereto and the obtaining of such information was without breach of  this Agreement or, any other obligation of confidentiality or secrecy owed to the other party hereto and without breach of any obligation of confidentiality or secrecy owed to any other person or organization not a party hereto (including but not limited to the source); or
(iii)  is independently known, conceived or developed by the disclosing party without violation of this Agreement or duty of confidentiality by the disclosing

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party or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(b)  Other Protected Information.  The use and/or disclosure of any Consumer Personal Information, Stage Customer Information, and/or Bank Cardholder Information shall be subject to Applicable Law, Section 3.13, and this Section 13.17.

(c)  Permitted Uses and Disclosures.

(i)  Nothing in this Section 13.17 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns.

(ii)  Each party shall use and disclose the Confidential Information of the other party only for the purpose of performing its obligations or enforcing its rights with respect to the Plan or this Agreement or otherwise as expressly permitted by this Agreement.

(iii)  Each party may disclose the Confidential Information of the other party if required by Applicable Law; provided that the party, (A) if permitted by Applicable Law, notify the other party of any such requirement prior to disclosure of the other party's Confidential Information in or to afford the other party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information; and (B) disclose the other party's Confidential Information only to the extent required by Applicable Law.

(iv)  Each party may file a copy of this Agreement (whole or partial) with any governmental authority or agency to the extent required by Applicable Law; provided that the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, the filing party concludes in its reasonable judgment based on the advice of its counsel (which advice shall be discussed with counsel to the other party if requested) that such request is inconsistent with the filing party's obligations under Applicable Law.

(v)  Stage may disclose Plan Data in connection with any proposed sale, transfer or other assignments of Accounts, including pursuant to the Purchase Option, but at all times subject to the provisions of Schedule 12.4.

(d)  Protecting Disclosed Information.

(i)  Each party shall (A) keep the Confidential Information of the other party secure and confidential; (B) treat all Confidential Information of the other party with the same degree of care it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (C) implement and maintain reasonable physical, electronic, administrative and procedural security

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measures, including reasonable authentication, access controls, virus protection and intrusion detection practices to safeguard such Confidential Information.
(ii)  Each party shall (A) limit access to the other party's Confidential Information to those of its employees and employees of its Affiliates, authorized agents, advisors, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Plan and (B) ensure that any person with access to the other party's Confidential Information maintains the confidentiality and security of such Confidential Information and is bound by contractual commitments of confidentiality that are at least a protective of the Confidential Information as this Agreement or is subject to professional obligations of confidentiality.

(iii)  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it may result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.

(iv)  Bank's obligations under clauses (i)-(ii) of this subsection (d) also apply to all Bank Cardholder Information and the remedies under clause (iii) of this subsection (iii) shall apply in the event of any breach by Bank of subsections (d)(i)-(ii).

(e)  Protection of Consumer Personal Information.

(i)  Each party shall establish commercially reasonable controls to ensure the confidentiality of Protected Information.  Without limiting the foregoing, each party shall implement commercially reasonable physical and other security measures as are necessary to (i) ensure the security and confidentiality of any Protected Information, (ii) protect against any threats or hazards to the security and integrity of such information, (iii) protect against any unauthorized access to or use of such information, and (iv) properly dispose of any Protected Information as required under Applicable Law and this Agreement. Each party shall comply with all Applicable Laws with respect to data security and data breach, including without limitation, by adopting a written information security policy that complies with Applicable Laws and designating an individual responsible for maintaining, overseeing and implementing the party's information security controls, measures and policy.

(ii)  Each party shall immediately (but in no event longer than twenty-four hours)  notify the other party in the event it believes, or has reason to believe, that a data security event has occurred with respect to any Protected Information or other Confidential Information maintained by it or its agents or subcontractors (the "Affected Party").  The Affected Party shall take action promptly, at its own expense to:  (A) to investigate the data security event, (B) identify and mitigate the

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effects of any data security event, and (C) implement reasonable and appropriate measures in response to such data security event, including measures to prevent similar data security events in the future.  The Affected Party also shall as promptly as possible provide to the other party:  (X) an estimate of the data security event's effect on the other party; (Y) the corrective action taken by the Affected Party; and (Z) all available information regarding such data security event to assist the other party in implementing its information security response program.  The Affected Party shall pay for the out-of-pocket costs and expenses of any notification of affected Cardholders, Customers or Applicants.  Such notification shall be mutually agreed upon by the parties, provided that (i) such agreement shall not be unreasonably delayed or withheld; and (ii) in the event either party has an obligation pursuant to Applicable Law to notify the affected Cardholders, Customers or Credit Card applicants, the party having such legal obligation shall have the final right of approval over the content and timing of any such notification.  Bank shall notify Stage prior to Bank's public announcement referring to a data security event affecting the Plan.  Bank shall consult with Stage regarding responses to Cardholders who inquire about such data security event.  Stage's obligations pursuant to this Section 13.17(e)(ii) shall be limited to Credit Card applicants and Cardholders, except that Stage shall notify Bank prior to Stage's public announcement referring to a data security event occurring at the Point of Sale.  The Affected Party shall provide the other party appropriate periodic updates regarding status of its investigation and mitigation of each data security event following the initial notice of the data security event until such investigation and mitigation is complete.  For purposes of this Section 13.17(e)(ii), a "data security event" means the unauthorized access to or release of any record, media or system containing personally identifiable Protected Information, whether in paper, electronic, or other form, including, without limitation, information identifiable by name, address, email address, phone number or social security number.
(f)  Upon termination of this Agreement, unless Stage (or its designee) purchases the Accounts from Bank pursuant to Section 12.4 and Schedule 12.4, Stage shall take appropriate measures to destroy or remove from its systems any Bank Cardholder Information (i) that was previously provided by Bank to Stage, and (ii) the disposal of which Bank has an obligation to ensure under Applicable Law (including but not limited to the Interagency Guidelines Establishing Information Security Standards, as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 41, 208, 211, 222, 225, 334, 364, 568, 570 and 571).  This includes without limitation any and all records regarding such information whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Bank, including a compilation of such records.  This subsection (f) does not apply to Stage Customer Information, regardless of whether such Stage Customer Information also constitutes Bank Cardholder Information.  Stage shall also either return or take reasonable measures to destroy (at Bank's request) all other Confidential Information of Bank in Stage's possession at termination of this Agreement.  Any destruction of Stage Customer Information or Confidential Information by Stage shall be certified to Bank by an officer of Stage.
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(g)  Upon the termination or expiration of this Agreement, Bank shall take appropriate measures to destroy or remove from its systems any Stage Customer Information that was previously provided by Stage to Bank, including Stage Customer lists provided to Bank by or on behalf of Stage or compiled by Bank through the Plan.  This includes without limitation any and all records regarding such information whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Bank, including a compilation of such records.  This subsection (g) does not apply to Bank Cardholder Information, regardless of whether such Stage Customer Information also constitutes Stage Customer Information.  Bank shall also either return or take reasonable measures destroy (at Stage's request) all other Confidential Information of Stage in Bank's possession at termination of this Agreement.  Any destruction of Stage Customer Information of Confidential Information by Bank shall be certified to Stage by an officer of Bank.

13.18  Taxes.  Stage will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal and real property taxes and taxes based on Bank's income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank to Stage under this Agreement.  Provided, however, that if/when Bank seeks payment from Stage, Bank shall deliver a written invoice (or other comparable form of written documentation requesting payment and basis therefor) to Stage in a timely manner relative to when (i) Bank received an invoice or other statement for payment from the subject taxing authority, or (ii) Bank determined (or should have determined, based on Bank's normal accounting reviews and preparation of tax documents of which such matter should have been a part) that Stage should pay such amount.  The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in U.S. dollars.

13.19  Dispute Resolution.  The parties agree that if during the Term of this Agreement any dispute should arise between them regarding the Plan or this Agreement, the parties will follow the dispute resolution procedures set forth in this subsection.  In the event of a dispute, each party shall forward to the other party (via the other party's Relationship Manager)  its understanding of the underlying issues and/or concerns to be resolved.  The Plan Committee shall address such issues or concerns and any issues not resolved through the Plan Committee shall be escalated in accordance with the process described in Schedule 3.1.  In the event that a mutually agreeable resolution is not reached, each party shall be free to take such legal action as it deems appropriate to enforce this Agreement, subject to the designation of final decision-making authority in Schedule 3.1 (if applicable) and as also and/or otherwise addressed in this Agreement.  The prevailing party in any action to enforce this Agreement shall be entitled to recover from the non-prevailing party its reasonable costs and expenses related to the action, including but not limited to, attorneys' fees.

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 [Signature block on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.
STAGE STORES, INC.	WORLD FINANCIAL NETWORK BANK

By: /s/ Oded Shein	By: /s/ Timothy King

Printed Name Oded Shein	Printed Name Timothy King

Title EVP-CFO	Title President

SPECIALTY RETAILERS, INC. (solely for purposes of Section 13.1(a))
By:  /s/  Oded Shein
Printed Name  Oded Shein
Title  EVP-CFO

PLCC Agreement_ADS Redacted Version 11_16_12 (2)2
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Schedule 1.1(a)
 Bank Marks

The following Bank names, together with the related trademarks, service marks and logos provided by Bank throughout the Term shall constitute the Bank Marks:

 Comenity
 Comenity Bank
WFNB
World Financial Network Bank
WFNNB
Alliance Data

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Schedule 1.1(a) - 1

Schedule 1.1(b)
 Stage Marks

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Schedule 1.1(b) - 1

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Schedule 1.1(b) - 2

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Schedule 1.1(b) - 3

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Schedule 1.1(b) - 4

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Schedule 1.1(b) - 5

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Schedule 1.1(b) - 6

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Schedule 1.1(b) - 7

Schedule 1.1(c)
 Initial Operating Procedures

(****)

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Schedule 1.1(c) - 1

Schedule 1.3(e)
 Measurement Period Summary

(****)

Schedule 1.3(e) - 1
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Schedule 2.3
Summary of Rates and Fees
(all subject to Applicable Law)
The parties shall use commercially reasonable efforts to implement the following Cardholder rates/fees/terms as soon as reasonably practicable following the Effective Date and thereafter changes to such Cardholder rates/fees/terms shall be subject to this Schedule 2.3 and Schedule 3.1.
CONDITIONS	CURRENT TERMS
Annual Percentage Rate (APR)	Prime + 21.74%
Penalty Rate	None
Grace Period	Not less than 25 days
Late Fee (based on outstanding balance)	Up to $35.00
NSF Fee	Up to $30.00
Minimum Finance Charge	$2.00 or an amount not to exceed that which is permitted under Applicable Law
Minimum Payment	Greater of 1/15th of outstanding balance or $25.00, roundest to the nearest $1.00 increment

1.  Individual Account-by-Account basis.  Bank may make a change to Rates and Fees and non-Rates and Fees provisions of the Credit Card Agreement at any time, and is not required to provide Stage written notice thereof.

(****)

Schedule 2.3 - 1
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Schedule 2.4(b)
 Marketing Promotions

Stage may promote and advertise the Plan as set forth below.  All references to the Plan in marketing media such as television, radio, presidential letters, shall link the message to promoting or otherwise encouraging the use of the Credit Card.
Training of sales associates to ask Customers if the purchases can be charged to the Credit Card.
Employee Training and motivational supplies such as badges to be worn on the sales floor periodically (e.g., save 10% on today's purchase - Ask me how).
Targeting minimum number of applications per store (e.g., new Accounts by store goals).
POS and store signage announcing credit and/or inviting customer to apply for an Account and/or inclusion of Credit Card references as appropriate with TV, Print, Direct Mail or other advertising media.

Where phones are available at POS and Customer Service desk, add Bank's referral key. When Quick Credit referral occurs, store immediately contacts Bank.
Include store application goals in store managers' compensation plan.
Immediate call to Bank on all authorization referrals.
Employee incentives for per approved Account application, except for first Account opened monthly
Establish district and regional incentives for the respective managers – similar to store management criteria
Statement inserts and messaging promoting use of the card and link card to merchandise and the Plan.
Participate in periodic marketing review and planning meetings with Bank to agree on marketing plan and review status of current plan.
Offer a discount on initial new Account Purchases.
Subject to the terms of the Agreement, integrate the value proposition with the Plan.
Utilize Bank's modeling capabilities, including "Shopping Cycle", "One-time Buyer", "look/like model" and reactivation model.
Schedule 2.4(b) - 1
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Schedule 2.4(c)
Bank's Marketing Commitments

Except as expressly provided below, Bank shall implement at its own cost the following marketing related campaigns.  Except as specifically provided otherwise herein, the time frame for expenditure shall be decided by Bank, but with input from Stage.
1.  If requested by Stage, annual pre-screening names (but no less than once annually unless agreed by the parties) of non-Cardholders (obtained from a credit bureau) capped at one million (1 million) names that are approved for an offer based on Bank's credit criteria and risk management policies.  Duplicated names will be counted separately if obtained in separate batches.  Note:  Stage shall send (and bear the expense of sending) all pre-screen offers consistent with Applicable Law and Bank's rights under this Agreement.  Note:  From time to time, the Plan Committee shall consider whether Bank should cease funding this effort on the basis that the net benefit is not sufficient to justify the continued effort and expense.
2.  Promote activation and usage of new Accounts (e.g., bounce back offers, reminder emails and letters, etc.) within ninety (90) days of an Account being opened.  Note:  While Bank shall fully fund the promotion, Stage shall fully fund the benefit/discount that is promoted.  Furthermore, Stage shall use commercially reasonable efforts to capture email addresses and share those with Bank; provided such sharing is permitted by Applicable Law and the applicable privacy policy.  Such promotion shall occur via multiple communications and multiple channels and may continue for up to one hundred eighty (180) days following Account opening.
3.  Fund the redesign and reissuance of the Credit Card plastics for each brand name twice during the Term:  (i) first, within the twelve (12) month period beginning on the Effective Date, and (ii) second, during calendar year 2017, but in any case before November of 2017 or at such other time as agreed by the parties.  However, the Steele's brand shall not be included in the first such reissuance. Each such re-issuance shall include substantially all Cardholders that have made a Purchase using an Account during the eighteen (18) month period immediately prior to the re-issuance (excluding a control population of such Cardholders).  The Bank will also test re-issuance to Cardholders who have made a Purchase using an Account during the period between eighteen (18) and twenty-four (24) months immediately prior to the re-issuance.

Schedule 2.4(c) - 1
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Block DocID

Schedule 2.5
Non-Competition

(****)

Schedule 2.5 - 1
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Schedule 3.1
Plan Committee
The parties do hereby establish a "Plan Committee" which shall be comprised and operated as set forth in this Schedule 3.1.
A.            Overview.  The purpose of the Plan Committee shall be to fulfill those responsibilities assigned to it per this Schedule 3.1, as well as any other responsibilities agreed upon in writing by the parties after the Effective Date.
The parties' intent is that the Plan Committee serve as a forum through which the parties can work in cooperative collaboration (emphasizing communication and good faith efforts) to maximize the value of the Plan for their mutual benefit, without modifying or compromising those rights provided to them, respectively, elsewhere in this Agreement.  Stated another way, the provisions of this Schedule 3.1 are subject to either party's rights and obligations as set forth elsewhere in this Agreement.
B.            Composition of the Plan Committee.  The Plan Committee shall consist of eight (8) designees with comparable seniority, half of whom shall be designated by Stage (the "Stage Designees"), and half shall be designated by Bank (the "Bank Designees").  Each of Stage and Bank shall have one vote in all Plan Committee Matters.  Each of Stage and Bank shall at all times have as one of its Designees the person within its respective organization with overall responsibility for the performance of the Plan.  Each of Stage and Bank may from time to time substitute its Designees, so long as their Designees continue to satisfy the above requirements, and provided that each of Stage and Bank shall provide the other with as much prior notice of any such substitution as is reasonably practicable under the circumstances.  By way of clarification, each party's Designees must (collectively) have authority to make those decisions and take those actions necessary to effectuate the provisions of this Schedule 3.1.
C.            Proceedings of the Plan Committee.
1.            The Plan Committee shall meet no less than quarterly, including (i) in person at least twice per Plan Year, alternating between the parties' offices, and (ii) the other times telephonically, unless the Stage Designees and Bank Designees agree to meet in person or otherwise.  The Plan Committee (and any subcommittee formed by it) shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereafter not already specifically provided for herein.
2            (a)            A valid meeting shall consist of at least three (3) Stage Designees and at least three (3) Bank Designees.  By way of clarification, this provision does not affect/address the issue of how many non-designees attend a meeting and participate therein (which issue shall be decided by the Plan Committee in its discretion).

Schedule 3.1 - 1
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(b)            A unanimous vote is required for a Plan Committee Matter to be considered approved or otherwise decided.  As to those Plan Committee Matters not resolved by a valid vote, the parties shall follow the escalation process described in (D) immediately below.
(c)            Each party shall provide the other party at least thirty (30) days advance notice (or a shorter period if required to comply with Applicable Law or if the notified party can prepare to discuss the matter within a shorter period) of matters that require Plan Committee approval, including the timelines of implementing any proposed changes.
(d)            The Plan Committee shall consider any matter requested by either party and any other matter specifically assigned to the Plan Committee for consideration and resolution under this Agreement (each a "Plan Committee Matter"), including (i) general review of Plan performance, (ii) review of through-the-door applicant metrics and the implications on Plan performance; (iii) review of projected target loss rates and the implications on Plan performance; (iv) review of Penetration Rates, Application Approval Rates, Average Credit Limits and Stage's value proposition (including maintaining agreed upon amount of Cardholder benefit related thereto); (v) marketing plan of the Plan; (vi) review of Bank performance against Service Level Standards; (vii) changes to Forms, Protection Programs, Bank Enhancement Marketing Services and Stage Recurring Billing Programs; actual and projected Plan revenue and Plan write-offs, including impact on Application Approval Rates; and (vii) each of the items listed in (E) below. The Plan Committee also shall handle disputes as set forth in Section 13.19.
D.  Escalation Process.  If the Plan Committee is unable to agree on the resolution of any Plan Committee Matter within thirty (30) days, one (1) designated executive for each party:  the Chief Financial Officer for Stage and President for Bank ("Escalation Executive") would cooperate with her/his counterpart to resolve the matter.  If the Escalation Executives are unable to resolve the matter within fifteen (15) days of escalation, Stage will have final decision-making authority (take the proposed action, refrain from the proposed action, as applicable) with respect to Stage Matters, and Bank would have final decision-making authority with respect to Bank Matters.  In determining a reasonable designated time period, the parties shall factor-in the materiality of the matter and the extent of any time sensitivity.  The status quo shall remain for other unresolved Plan Committee Matters.
E.            Designation of Matters.
(****)

Schedule 3.1 - 2
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Schedule 3.2
Plan Teams

(****)

Schedule 3.2 - 1
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Schedule 3.3
 Operating Procedures

(****)

Schedule 3.3 - 1
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Schedule 3.5(e)
Penetration Rate/Value Proposition
(****)

Schedule 3.5(e) - 1
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Schedule 3.6
 Credit Decisions

(****)

Schedule 3.6 - 1
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Schedule 3.8(c)
 Service Level Standards

(****)

Schedule 3.8(c) - 1
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Schedule 3.9(d)
Cardholder Satisfaction Survey

(****)

Schedule 3.9(d) - 1
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Schedule 3.11(a)
Protection Programs
(****)

Schedule 3.11(a) - 1
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Schedule 3.11(b)
Bank Enhancement Marketing Services
(****)

Schedule 3.11(b) - 1
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Schedule 3.11(d)
Stage Recurring Billing Programs
(****)

Schedule 3.11(d) - 1
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Schedule 3.13
Master File Information
and
Credit Card Application File Information
1.  Credit Card Application File
Bank will continue to deliver the weekly Credit Card Application file that is being delivered as of the Effective Date.
2.  Master File Delivery
A.  Effective Date through Conversion of Loyalty Programs
As of the Effective Date, Bank will continue to deliver the weekly master file that it is has been/is still delivering as of June 1, 2012 and which contains the information contained in the table set forth in clause 2.C.  of this Schedule 3.13.  (see below).  However,  upon the conversion of the loyalty platforms (of Bank's servicer), which is anticipated to occur in late 2012 or early 2013, Bank will instead deliver Bank's standard master file layout and process set forth in clause 2.B.  of this Schedule 3.13.  (See below).

(****)

C.  Master File Information
Account Identification Number
Month Account Opened
Year Account Opened
Store Account Opened
Cardholder Name
Cardholder's Street Address
Cardholder's City
Cardholder's State
Cardholder's Zip Code
Cardholder's Home Phone Number
Date of Last Purchase
Cardholder's Open to Buy
Number of Purchases Monthly

Schedule 3.13 - 1
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Amount of Purchases Monthly, YTD
Number of Returns Monthly
Amount of Returns Monthly
Items Purchased
Cardholder's Mobile Phone Number
Cardholder's E-mail Address

Schedule 3.13 - 2
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Schedule 3.15(a)
Technology and Systems
a.            General.  Stage shall obtain and maintain at its own expense such Point of Sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card applications (subject to clause (a)(ii) of this Schedule 3.15(a) and Section 3.15(b) and perform its obligations under this Agreement.  The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Stage (and/or Bank and specific Sales Channels, if applicable) shall be determined by Bank, subject to this Schedule 3.15(a).
(i)              Notice of Bank Systems Changes.  Bank shall provide to Stage prior written notice of any proposed material changes, which shall include any changes affecting the POS,  to the Bank systems as well as those that Bank has reason to know would require changes to the Stage systems, equipment, and/or protocols as described in section (a) of this Schedule 3.15(a).  Such notice shall include a detailed description of the proposed changes, the proposed implementation date for the changes, Bank's perception of the impact on Stage systems and a good faith estimate (given the depth of Bank's knowledge of Stage's systems, or lack thereof) of the costs that Stage would incur to implement such changes to the Stage systems, equipment, and/or protocols.  With regard to major changes, including any changes that would require changes at the POS, Bank shall provide such notice at least six (6) months prior to the implementation date of the change unless some shorter period is necessitated by Applicable Law.  All changes to the Bank systems that would require material (in terms of cost, human resources and/or time) changes to the Stage systems, equipment, and/or protocols as described in this Schedule 3.15(a) must be considered and approved by the Plan Committee, subject to the escalation and resolution provisions set forth in Schedule 3.1.  In no event shall Stage be required to make a systems change in the months of October, November or December, unless such change is required in order for the Plan to comply with Applicable Law and Bank has used all commercially reasonable efforts to avoid any systems changes during such months.
(ii)              Cost allocation of Bank Systems Changes.  Bank shall be responsible to pay for all Bank's changes to its systems required as result of any such change proposed by Bank, including changes required by Applicable Law.  Unless otherwise agreed by the parties, Bank shall be responsible to pay for the reasonable costs and expenses incurred by Stage to implement such required changes as follows:  Stage shall be responsible to pay for half of its own costs and expenses for each individual project up to a maximum of one hundred thousand dollars ($100,000) per project, subject to a cap of five hundred thousand dollars ($500,000) for all such projects in the aggregate during the Term and Bank shall pay the remainder; provided that notwithstanding the foregoing, if such change is required by Applicable Law
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(without regard to Bank's final decision making authority pursuant Schedule 3.1), Stage shall bear its own costs and expenses incurred in connection with such change.  For clarity, Bank's obligation to pay the cost of Stage system changes in this Schedule 3.15(a) does not apply to changes requested by Stage, such as but not limited to changes elected by Stage as described in Section 3.15(b)(y),  accommodating cross acceptance with Like-Kind Parallel Plans and Steele's Like-Kind Parallel Plans as requested by Stage pursuant to Section 3.17(b)(vii) or Section 3.17(c)(vii), costs associated with the sales of Stage Portfolio Assets to any third party as contemplated under Section 3.18 and/or on-boarding of new acquired portfolios to this Agreement as described in Section 3.17. Stage shall invoice Bank for any amounts payable in respect of the foregoing: (A) monthly for amounts payable in connection with a project that total in excess of five thousand dollars ($5,000) and (B) annually for amounts payable in connection with a project that total less than or equal to five thousand dollars ($5,000).
(iii)              Mobile Technology.  At Stage's request, Bank shall work in good faith to implement industry standard mobile technology in the Plan.
b.            Without modifying the parties' respective rights and obligations as set forth in this Schedule 3.15(a), Bank and Stage agree that each shall use commercially reasonable efforts to ensure that their respective systems and technologies are operating at industry standard levels (or above).
c.            As provided herein, Bank shall make any enhancements to Bank's systems and technologies and any new systems/technology products available to Stage which (i) Bank provides to any other clients; and (ii) is generally available in the credit card industry.  Such enhancements and new products shall be made available to Stage under terms and conditions at least as favorable to Stage as those offered to other clients of Bank with comparably priced programs.  An example of such an enhancement which Bank might make available to Stage is the ability to dynamically fulfill benefits for which Cardholders become eligible upon reaching the next rewards status tier as a result of a given transaction.

Schedule 3.15(a) - 2
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Schedule 3.16
Bank Reports

The Parties will develop the standard set of management reports detailed below, as soon as practical after the Effective Date. "Plan Data" shall be all of the reports in the rows identified below with an asterisk "*".

REPORT NAME	FREQUENCY AVAILABLE	DESCRIPTION	PLAN DATA

Customer Information File	Weekly	• See Schedule 3.13 Master File Information
Settlement	Daily	• Detailed accounting of daily settlement amounts including returns and chargebacks
Plan Accounting	Monthly	• Report of amounts due to/from Stage, including settlement components (****)
Performance Database	Monthly (ad hoc as requested)	• Reports monitoring relevant Plan trends including new and existing Account performance, credit sales penetration, store/region performance, vintage performance, etc.
Applications by Sales Channel & Store Report	Weekly
•     (****)
•     (****)
•     Maintain current  application tracking sorting:
o Region, District, Store – D Version
o Region, District, Store – App Type – E Version
o Division, App Type – F Version
o Region, District, Store, Associate – G Version
o Region, District, Store, Associate, App Type – H Version
o Prescreen, list ID, origin – I Version
*
Portfolio Report	Monthly
•    Report (as of end-of-month, in the manner provided as of the Effective Date) of Accounts (# by status e.g., purchase active, statement active, closed, charged-off, total to enable reconciliation), Outstandings (not

Schedule 3.19 - 1
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principal only) including billed fees for end-of-period and average, transaction volumes, Purchase $s
(****)	(****)	(****)	(****)
Marketing Effectiveness Reports	Weekly or Monthly	• Metrics monitoring the productivity of marketing investments including Account acquisitions incentives and the value proposition
Service Level Standard Reports	Monthly	• Reporting on performance against Service Level Standards provided in Schedule 3.8(c)
Cardholder Loyalty Program Status	Monthly	• Number of Cardholders per Cardholder Loyalty Program status	*
(****)	(****)	• (****)	(****)
Cardholder Information and Analytical Information	As requested by Stage	• Data attributes (change of address information, demographics, etc.) from Bank's internal database that could enhance Stage's marketing efforts
Usage Statistics	Monthly	• Adjusted Net purchase volume, , merchandise returns, net purchase volume and ancillary product sales	*
(****)	(****)	• (****)	(****)
(****)	(****)	• (****)	(****)
(****)	(****)	• (****)	(****)
(****)	(****)	(****)	(****)
(****)	(****)	• (****)	(****)
(****)	(****)	(****)	(****)
(****)	(****)	• (****)	(****)
Schedule 3.19 - 2
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Schedule 3.19
Secondary Provider Programs
(****)

Schedule 3.19 - 3
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Schedule 6.1
Plan Economics
(****)

Schedule 6.1 - 1
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Attachment A
to
Schedule 6.1
 Sample Monthly Yield Payment Calculation

(****)

Schedule 6.1 - 2
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Attachment B
to
Schedule 6.1
 Annual and Stub Performance Bonus Calculation

(****)

Schedule 6.1 - 3
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 8.5
Stage Insurance
Stage or an Affiliate of Stage shall maintain insurance policies with insurers and in such amounts (or more) and against such types of loss and damage as follows:
Commercial General Liability
(****)            Each Occurrence
(****)            General Aggregate
(****)            Personal & Advertising Injury
Umbrella or Excess Coverage
(****)            General aggregate

Schedule 10.6 - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 10.6
Bank Insurance
Bank shall maintain insurance policies with insurers and in such amounts (or more) and against such types of loss and damage as listed below.  Policies will be specifically endorsed to cover Stage except those policies which specifically include provisions for the automatic endorsement of contractual obligations.
(i)	General Liability:
(****) per occurrence
(****) aggregate
(****) umbrella (includes Personal/Advertising Injury)

(ii)	Crime: (****) (Stage is loss payee and Bank carries third-party liability coverage)
(iii)	Business Interruption: (****)
(iv)	Errors and Omissions (including cyber risk): (****)

Schedule 12.2(d)
Additional Bank Termination Events
(****)

Schedule 12.2(d) - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 12.2(f)
Arbitration Procedures
Issues that that are to be settled by arbitration in accordance with the terms of the Agreement shall be finally settled by mandatory and binding in accordance with the CPR Institute for Dispute Resolution (CPR") Rules for Non-Administered Arbitration then in effect ("CPR Rules"), pursuant to the following conditions:
(a)            Selection of Arbitrator.  Three (3) neutral arbitrators with accounting and/or finance expertise shall be selected by the CPR Institute in accordance with the CPR Rules.
(b)            Place of Arbitration Hearings.  Unless otherwise agreed to by the parties, arbitration hearings shall be held in Chicago, Illinois.
(c)            Costs and Expenses.  Unless the arbitrator rules otherwise, the parties shall jointly and equally pay the expenses of the arbitrator and administrative costs assessed by the CPR, as well as their own expenses incurred during the arbitration process.
(d)            Applicable Law.  The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, as amended from time to time, and the law governing this Agreement.
(e)            Arbitration Award.  The arbitration award shall be presented to the parties in writing, and upon request of either party, shall specify the factual and legal basis for the award.  The award may be confirmed and enforced in any court of competent jurisdiction.  Any post-award proceedings will be governed by the Federal Arbitration Act.

Schedule 12.2(f) - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 12.3(f)
Additional Stage Termination Events
(****)

Schedule 12.3(f) - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 12.3(g)
Additional Stage Termination Events
(****)

Schedule 12.3(g) - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 12.4
Purchase of Accounts
(****)

Schedule 12.4 - 1

DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Exhibit A
to
Schedule 12.4
(****)

Schedule 12.4 - 2

DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA

Schedule 13.4
 Successors and Assigns

(****)

Schedule 13.4 - 1
DM 121931.18	Stage Stores/WFNB
CONFIDENTIAL	Amended and Restated PLCCPA
PLC  PLCC Agreement_ ADS Redacted Version 11_16_12 (2)